Exhibit 10.3

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Between

BARCLAYS BANK PLC, as Purchaser and Agent,

FIVE OAKS ACQUISITION CORP., as Seller

and

FIVE OAKS INVESTMENT CORP., as Guarantor

Dated as of July 29, 2014

TABLE OF CONTENTS

1.	APPLICABILITY	1
2.	DEFINITIONS AND INTERPRETATION	1
3.	THE TRANSACTIONS	15
4.	CONFIRMATION	17
5.	TAKEOUT COMMITMENTS	17
6.	PAYMENT AND TRANSFER	18
7.	MARGIN MAINTENANCE	18
8.	TAXES; TAX TREATMENT	19
9.	SECURITY INTEREST; PURCHASER’S APPOINTMENT AS ATTORNEY-IN-FACT	20
10.	CONDITIONS PRECEDENT	21
11.	RELEASE OF PURCHASED ASSETS	24
12.	RELIANCE	24
13.	REPRESENTATIONS AND WARRANTIES	24
14.	COVENANTS OF SELLER AND GUARANTOR	27
15.	REPURCHASE OF PURCHASED ASSETS	34
16.	SERVICING OF THE MORTGAGE LOANS; SERVICER TERMINATION	34
17.	EVENTS OF DEFAULT	37
18.	REMEDIES	40
19.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE	42
20.	USE OF EMPLOYEE PLAN ASSETS	42
21.	INDEMNITY	42
22.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS	43
23.	REIMBURSEMENT; SET-OFF	43
24.	FURTHER ASSURANCES	44
25.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION	44
26.	TERMINATION	45
27.	REHYPOTHECATION; ASSIGNMENT	45
28.	AMENDMENTS, ETC.	46
29.	SEVERABILITY	46
30.	BINDING EFFECT; GOVERNING LAW	46
31.	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS	46
32.	SINGLE AGREEMENT	47
33.	INTENT	47
34.	NOTICES AND OTHER COMMUNICATIONS	47
35.	CONFIDENTIALITY	49
36.	DUE DILIGENCE	50

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SCHEDULES AND EXHIBITS

EXHIBIT A	MONTHLY CERTIFICATION
EXHIBIT B	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO MORTGAGE LOANS
EXHIBIT C	FORM OF TRANSACTION NOTICE
EXHIBIT D	FORM OF GOODBYE LETTER
EXHIBIT E	FORM OF WAREHOUSE LENDER’S RELEASE
EXHIBIT F	[RESERVED]
EXHIBIT G	[RESERVED]
EXHIBIT H	FORM OF SELLER MORTGAGE LOAN SCHEDULE
EXHIBIT I	EXISTING INDEBTEDNESS

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MASTER REPURCHASE AGREEMENT

Dated as of July 29, 2014

BETWEEN:

BARCLAYS BANK PLC, in its capacity as purchaser (“Purchaser”) and agent pursuant hereto (“Agent”),

FIVE OAKS ACQUISITION CORP. (“Seller”),

and

FIVE OAKS INVESTMENT CORP. (“Guarantor”).

1.           APPLICABILITY

Purchaser may from time to time, upon the terms and conditions set forth herein, agree to enter into transactions on an uncommitted basis in which Seller sells to Purchaser Eligible Mortgage Loans, on a servicing-released basis, against the transfer of funds by Purchaser, with a simultaneous agreement by Purchaser to transfer to Seller such Purchased Assets on a date certain less than one year following such transfer, against the transfer of funds by Seller; provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price and (b) the Asset Base. Each such transaction shall be referred to herein as a “Transaction,” and shall be governed by this Agreement. This Agreement is not a commitment by Purchaser to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Purchaser to enter into Transactions with Seller.

2.           DEFINITIONS AND INTERPRETATION

(a)           Defined Terms.

“30+ Day Delinquent Mortgage Loan” means any Mortgage Loan for which, at any time of determination, an outstanding Monthly Payment has not been received within twenty-nine (29) days after its Due Date.

“Accepted Servicing Practices” means with respect to any Mortgage Loan, those accepted, customary and prudent mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions that service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with the requirements of applicable law and the requirements of any private mortgage insurer so that any applicable insurance or guarantee in respect of any Mortgage Loan is not voided or reduced.

“Accrual Period” means, with respect to each Monthly Payment Date for any Transaction, the period from and including the immediately prior Monthly Payment Date to but excluding such Monthly Payment Date; provided that with respect to the first Monthly Payment Date of a Transaction following the related Purchase Date, the Accrual Period shall commence on the related Purchase Date.

“Act of Insolvency” means, with respect to any Person,

(i)           the filing of a voluntary petition (or the consent by such Person to the filing of any such petition against it), commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another; or such Person shall consent to or seek the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official of such Person, or for any substantial part of its Property, or any general assignment for the benefit of creditors;

(ii)         a proceeding shall have been instituted against such Person under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect, or a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for such Person or such Person’s Property (as a debtor or creditor protection procedure) is appointed by any Governmental Authority having the jurisdiction to do so or takes possession of such Property and any such proceeding is not dismissed within sixty (60) days of filing; provided, that if, under any other agreement for Indebtedness, Seller or Guarantor is subject to a shorter time period to dismiss any such proceeding, such shorter time period shall be automatically incorporated into this Agreement as if fully set forth herein without the need of any further action on the part of any party;

(iii)        that such Person or any Affiliate shall become insolvent;

(iv)        that such Person shall (a) admit in writing its inability to pay or discharge its debts or obligations generally as they become due or mature, (b) admit in writing its inability to, or intention not to, perform any of its material obligations, or (c) generally fail to pay any of its debts or obligations as they become due or mature;

(v)         any Governmental Authority shall have seized or appropriated, or assumed custody or control of, all or any substantial part of the Property of such Person, or shall have taken any action to displace the executive management of such Person; or

(vi)        the audited annual financial statements of such Person or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Person as a “going concern” or a reference of similar import or shall indicate that such Person has a negative net worth or is insolvent; or

(vii)       if such Person or any Affiliate is a corporation or limited liability company, such Person or any Affiliate or any of their Subsidiaries, shall take any entity action in furtherance of, or the action of which would result in any of the foregoing actions.

“Additional Eligible Loan Criteria” shall have the meaning assigned thereto in the Pricing Side Letter.

“Additional Purchased Mortgage Loans” shall have the meaning assigned thereto in Section 7(b) hereof.

“Adjustable Rate Mortgage Loan” means a Mortgage Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Affiliate” means, with respect to (i) any specified Person (other than Seller or Guarantor), any other Person controlling or controlled by or under common control with such specified Person, (ii) Seller, its Subsidiaries and Guarantor, and (iii) Guarantor, Seller. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling,” “controlled by” and “under common control with” have meanings correlative to the meaning of “control.”

“Agency Guide” means the Freddie Mac Guide, the Fannie Mae Guide, or the Ginnie Mae Guide, as applicable.

“Agent” means Barclays Bank PLC and its successors in interest, as administrative agent for Purchaser and any additional purchasers that may become a party hereto.

“Aggregate MRA Purchase Price” means as of any date of determination, an amount equal to the aggregate Purchase Price for all Mortgage Loans then subject to Transactions under this Agreement.

“Agreement” means this Master Repurchase Agreement (including all exhibits, schedules and other addenda thereto), as it may be amended, further supplemented or otherwise modified from time to time.

“Applicable Margin” shall have the meaning assigned thereto in the Pricing Side Letter.

“Applicable Agency” means Ginnie Mae, Fannie Mae, or Freddie Mac, as applicable.

“Approvals” means with respect to Seller and Servicer the approvals obtained from the Applicable Agency or HUD in designation of Seller and/or Servicer as a Ginnie Mae-approved issuer, an FHA-approved mortgagee, a VA-approved lender, a Fannie Mae-approved lender or a Freddie Mac-approved Seller/Servicer, as applicable, in good standing.

“Asset Base” means, on any date of determination and with respect to all Purchased Assets then subject to Transactions and, to the extent applicable, all Eligible Mortgage Loans proposed to be sold to Purchaser as of such date of determination, the lesser of (i) 100% of the unpaid principal balance of such Purchased Assets and Eligible Mortgage Loans as of such date of determination and (ii) the product of the applicable Purchase Price Percentage multiplied by the Market Value of such Purchased Assets and Eligible Mortgage Loans.

“Assignment and Acceptance” shall have the meaning assigned thereto in Section 27(b).

“Assignment of Mortgage” means, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Purchaser.

“Backup Servicer Agreement” means any backup servicing agreement among Purchaser, Seller and a backup servicer appointed pursuant to Section 16(d), as the same may be amended, modified or supplemented from time to time.

“Bank” means (i) Wells Fargo Bank, National Association and its successors and permitted assigns or (ii) such other bank as may be mutually acceptable to Seller and Purchaser.

“Bankruptcy Code” means 11 U.S.C. Section 101 et seq., as amended from time to time.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day upon which the New York Stock Exchange or the Federal Reserve Bank of New York is closed or (iii) with respect to any day on which the parties hereto have obligations to Custodian or on which Custodian has obligations to any party hereto, a day upon which Custodian’s offices are closed.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Certified Mortgage Loan Trust Receipt” shall have the meaning assigned thereto in the Custodial Agreement.

“Change in Control” shall mean (a) any transaction or event as a result of which Guarantor ceases to own, directly or indirectly, beneficially or of record, at least 50.1% of the membership interests of Seller, (b) the sale, transfer, or other disposition of all or substantially all of Seller’s assets (excluding any such action taken in connection with any securitization transaction or routine sales of Mortgage Loans), or (c) the consummation of a merger or consolidation of Seller with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equityholders of Seller immediately prior to such merger, consolidation or other reorganization.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by Purchaser (or any Affiliate thereof) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” means the account to be established by Seller in accordance with Section 16(e) for the benefit of Purchaser.

“Collection Account Control Agreement” means that certain Deposit Account Control Agreement, entered into with respect to the Collection Account as provided in Section 16(e), as the same may be amended, modified or supplemented from time to time.

“Collection Account Direction Letter” means that certain direction letter, dated on or about July 29, 2014, among Purchase, Seller and Bank, entered into with respect to the Collection Account and in form and substance acceptable to Purchaser and Seller.

“Confirmation” shall have the meaning assigned thereto in Section 4 hereof.

“Custodial Agreement” means that certain Custodial Agreement, to be dated on or about July 29, 2014, among Seller, Purchaser, and Custodian, entered into in connection with this Agreement, as the same may be amended, modified or supplemented from time to time.

“Custodian” means (i) Wells Fargo Bank, N.A., and its successors and permitted assigns or (ii) a custodian mutually acceptable to Seller, Purchaser and Agent.

“Default” means any event that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning assigned thereto in the Pricing Side Letter.

“Dodd-Frank Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, and any regulations, rulings, interpretations or orders promulgated by any Governmental Authority having jurisdiction thereunder including, without limitation, the Consumer Financial Protection Bureau.

“Dollars” or “$” means, unless otherwise expressly stated, lawful money of the United States of America.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Effective Date” means July 29, 2014.

“Electronic Tracking Agreement” means the electronic tracking agreement in form and substance acceptable to Purchaser and Seller, to be dated on or about July 29, 2014 among Purchaser, Seller, MERSCORP Holdings, Inc. and MERS, entered into in connection with this Agreement, as the same may be amended, modified or supplemented from time to time.

“Electronic Transmission” means the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Mortgage Loan” means a Mortgage Loan that (i) satisfies each of the representations and warranties in Exhibit B to this Agreement in all material respects, (ii) contains all required documents in the Mortgage Loan File without exceptions unless otherwise waived by Purchaser or permitted pursuant to this Agreement, and (iii) meets each of the applicable Additional Eligible Loan Criteria.

“ERISA” means, with respect to any Person, the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“Escrow Payments” means, with respect to a Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of the Mortgage or any other document.

“Event of Default” shall have the meaning assigned thereto in Section 17 hereof.

“Existing Indebtedness” means all Indebtedness in excess of $25,000,000 (other than Indebtedness evidenced by this Agreement) of Seller existing on the date hereof listed on Exhibit I hereto.

“Fannie Mae” means Fannie Mae or any successor thereto.

“Fannie Mae Guide” means the Fannie Mae MBS Selling and Servicing Guide, as such guide may hereafter from time to time be amended.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA regulations.

“Foreign Purchaser” shall have the meaning assigned thereto in Section 8(d).

“Freddie Mac” means Freddie Mac, and its successors in interest.

“Freddie Mac Guide” means the Freddie Mac Sellers’ and Servicers’ Guide, as such Guide may hereafter from time to time be amended.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Ginnie Mae” means the Government National Mortgage Association and its successors in interest, a wholly-owned corporate instrumentality of the government of the United States of America.

“Ginnie Mae Guide” means the Ginnie Mae Mortgage-Backed Securities Guide, as such Guide may hereafter from time to time be amended.

“Governmental Authority” means any nation or government, any state or other political subdivision, agency or instrumentality thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Seller, any of its Subsidiaries or any of their Property.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business, or (b) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgage Loan or Mortgaged Property. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantor” shall have the meaning set forth in the preamble hereof.

“Guaranty” means the Guaranty Agreement of Guarantor in favor of Purchaser, dated as of the date hereof, as the same may be amended, supplemented or otherwise modified from time to time.

“Hedge Instrument” means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by Seller with a counterparty reasonably acceptable to Agent, in each case with respect to the Mortgage Loans.

“High Cost Mortgage Loan” means a Mortgage Loan that is (a) subject to, covered by or in violation of the provisions of the Homeownership and Equity Protection Act of 1994, as amended, (b) a “high cost,” “covered,” “abusive,” “predatory” or “high risk” mortgage loan under any federal, state or local law, or any similarly classified loan using different terminology under any law imposing heightened regulation, scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees, or any other state or other regulation providing assignee liability to holders of such mortgage loans, (c) subject to or in violation of any such comparable federal, state or local statutes or regulations, or (d) a “High Cost Loan” or “Covered Loan,” as applicable, as such terms are defined in the current version of the Standard & Poor’s LEVELS® Glossary Revised, Appendix E.

“HUD” means the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA mortgage insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

“Income” means, with respect to any Purchased Asset at any time, any principal and/or interest thereon and all dividends, sale proceeds and all other proceeds as defined in Section 9-102(a)(64) of the Uniform Commercial Code and all other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance).

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under Capital Lease Obligations; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.

“Indemnified Party” shall have the meaning assigned thereto in Section 21(a).

“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“Investment Manager” means Oak Circle Capital Partners LLC.

“Jumbo Mortgage Loan” means a first lien mortgage loan that is underwritten as a jumbo mortgage loan in compliance with Purchaser’s underwriting guidelines as in effect as of the date hereof, or in compliance with such other underwriting guidelines as approved by Agent in its discretion.

“LIBOR” means for each day, the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one month appearing on Bloomberg Screen US 0001M Page or if such rate ceases to appear on Bloomberg Screen US 0001M Page, or any other service providing comparable rate quotations at approximately 11:00 a.m., London time, on the applicable date of determination, or such interpolated rate as determined by Agent.

“Lien” means any mortgage, deed of trust, lien, claim, pledge, charge, security interest or similar encumbrance.

“Margin Call” shall have the meaning assigned thereto in Section 7(b) hereof.

“Margin Deficit” shall have the meaning assigned thereto in Section 7(b) hereof.

“Market Value” means, with respect to any Transaction and as of any date of determination, (i) the value ascribed to a Purchased Asset or a Mortgage Loan by Agent, in its sole good faith discretion, using methodology and parameters customarily used by Agent to value similar assets, as may be as marked to market daily, and (ii) zero, with respect to any Mortgage Loan that is not an Eligible Mortgage Loan.

“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance or Property of such Person including the insolvency of such Person or its Parent Company, if applicable.

“Material Adverse Effect” means (a) a Material Adverse Change with respect to Seller, Servicer, Guarantor or any of their respective Affiliates; (b) a material impairment of the ability of Seller, Servicer, Guarantor or any of their respective Affiliates that is a party to any Program Document to perform under any Program Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against Seller, Servicer, Guarantor or any of their respective Affiliates that is a party to any Program Document; or (d) a material adverse effect on the Market Value of the Purchased Assets, in each case as determined by Purchaser in its sole good faith discretion.

“Maturity Date” means July 28, 2015.

“Maximum Age Since Origination” shall have the meaning assigned thereto in the Pricing Side Letter.

“Maximum Aggregate Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.

“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“MERS Designated Mortgage Loan” means any Mortgage Loan as to which the related Mortgage or Assignment of Mortgage, has been recorded in the name of MERS, as agent for the holder from time to time of the Mortgage Note.

“MERS Identification Number” shall have the meaning assigned thereto in the Custodial Agreement.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan as adjusted in accordance with changes in the mortgage interest rate pursuant to the provisions of the Mortgage Note for an Adjustable Rate Mortgage Loan.

“Monthly Payment Date” means the twentieth (20th) day of each calendar month beginning with August 2014; provided that if such day is not a Business Day, the next succeeding Business Day.

“Mortgage” means a mortgage, deed of trust, or other security instrument, securing a Mortgage Note.

“Mortgage Interest Rate” means, with respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.

“Mortgage Loan” means a Jumbo Mortgage Loan.

“Mortgage Loan File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Note” means a promissory note or other evidence of indebtedness of the obligor thereunder, evidencing a Mortgage Loan, and secured by the related Mortgage.

“Mortgaged Property” means the real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” means the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Negative Amortization” means the portion of interest accrued at the Mortgage Interest Rate in any month which exceeds the Monthly Payment on the related Mortgage Loan for such month and which, pursuant to the terms of the Mortgage Note, is added to the principal balance of the Mortgage Loan.

“Notice Date” shall have the meaning assigned thereto in Section 3(c) hereof.

“Obligations” means (a) all amounts due and payable by Seller to Purchaser in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and other obligations and liabilities of Seller to Purchaser arising under, or in connection with, the Program Documents or directly related to the Purchased Assets, whether now existing or hereafter arising; (b) any and all sums paid by Purchaser or on behalf of Purchaser pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Purchaser of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Purchaser pursuant to the Program Documents.

“Origination Date” means the date on which a Mortgage Loan was originated by Seller, or purchased or acquired by Seller and subsequently sold to Purchaser, as applicable.

“Other Taxes” shall have the meaning assigned thereto in Section 8(b).

“OTS” means Office of Thrift Supervision or any successor thereto.

“Parent Company” means a corporation or other entity owning at least 50% of the outstanding shares of voting stock of Seller.

“Person” means any legal person, including any individual, corporation, partnership, association, joint stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Price Differential” means, with respect to any Purchased Asset or Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Default Rate) and (B) the Purchase Price for such Purchased Asset or Transaction. Price Differential will be calculated in accordance with Section 3(e) herein for the actual number of days elapsed during the applicable Accrual Period on the basis of a 360-day year.

“Price Differential Determination Date” means, with respect to any Monthly Payment Date, the second (2nd) Business Day preceding such date.

“Pricing Rate” means, as of any date of determination and with respect to an Accrual Period for any Purchased Asset or Transaction, an amount equal to the sum of (i) LIBOR plus (ii) the Applicable Margin.

“Pricing Side Letter” means that certain Pricing Side Letter, dated as of July 29, 2014, among Seller, Guarantor and Purchaser, entered into in connection with this Agreement, as the same may be amended, modified or supplemented from time to time.

“Program Documents” means this Agreement, the Pricing Side Letter, the Custodial Agreement, the Servicing Side Letter, the Collection Account Direction Letter, the Collection Account Control Agreement, any assignment of Hedge Instrument, the Electronic Tracking Agreement, the Guaranty, any Backup Servicer Agreement, and all other agreements, documents and instruments entered into by Seller on the one hand, and Purchaser or one of its Affiliates (or Custodian on its behalf) and/or Agent or one of its Affiliates on the other, in connection herewith or therewith with respect to the transactions contemplated hereunder or thereunder and all amendments, restatements, modifications or supplements thereto.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means, with respect to each Transaction, the date on which Purchased Assets are sold by Seller to Purchaser or its designee hereunder.

“Purchase Price” means the price at which Purchased Assets subject to a Transaction are sold by Seller to Purchaser or its designee on a Purchase Date (which includes a mutually negotiated premium allocable to the portion of the related Purchased Assets that constitutes the related Servicing Rights), which shall (unless otherwise agreed to by Seller and Purchaser) be equal to the lesser of (i) 100% of the unpaid principal balance of such Purchased Assets as of such date of determination and (ii) the product of the applicable Purchase Price Percentage multiplied by the Market Value of such Purchased Assets as of such date of determination.

“Purchase Price Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Purchased Assets” means, with respect to each Eligible Mortgage Loan sold by Seller to Purchaser in a Transaction, whether now existing or hereafter acquired: (i) the Mortgage Loans, (ii) the Servicing Rights, (iii) Seller’s rights under any related Hedge Instruments to the extent related to the Mortgage Loans, (iv) such other Property, rights, titles or interest as are specified on the related Transaction Notice, (v) all mortgage guarantees and insurance relating to the individual Mortgage Loans (issued by governmental agencies or otherwise) or the related Mortgaged Property and any mortgage insurance certificate or other document evidencing such mortgage guarantees or insurance and all claims and payments related to the Mortgage Loans, (vi) all guarantees or other support for the Mortgage Loans, (vii) all rights to Income and the rights to enforce such payments arising from the Mortgage Loans and any other contract rights, payments, rights to payment (including payments of interest or finance charges) with respect thereto, (viii) all Takeout Commitments and Trade Assignments, (ix) the Collection Account and all amounts on deposit therein, (x) all Additional Purchased Mortgage Loans, (xi) all “accounts,” “deposit accounts,” “securities accounts,” “chattel paper,” “commercial tort claims,” “deposit accounts,” “documents,” “general intangibles,” “instruments,” “investment property,” and “securities accounts,” relating to the foregoing as each of those terms is defined in the Uniform Commercial Code and all cash and cash equivalents and all products and proceeds relating to or constituting any or all of the foregoing, (xii) any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, (xiii) any other collateral pledged or otherwise relating to any or all of the foregoing, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating to the foregoing, and (xiv) any and all replacements, substitutions, distributions on, or proceeds with respect to, any of the foregoing. The term “Purchased Assets” with respect to any Transaction at any time also shall include Additional Purchased Mortgage Loans delivered pursuant to Section 7(b) hereof.

“Purchaser” shall have the meaning set forth in the preamble hereof.

“Purchaser’s Wire Instructions” shall have the meaning set forth in the Pricing Side Letter.

“Quality Control Program” shall have the meaning assigned thereto in Section 14(z).

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Asset. Records shall include, without limitation, the Mortgage Notes, any Mortgages, the Mortgage Loan Files, the Servicing Files, and any other instruments necessary to document or service a Mortgage Loan that is a Purchased Asset, including, without limitation, the complete payment and modification history of each Mortgage Loan that is a Purchased Asset.

“REIT” means a real estate investment trust, as defined in Section 856 of the Code.

“REO Property” means a residential real property including land and improvements, together with all buildings, fixtures and attachments thereto, all insurance proceeds, liquidation proceeds, condemnation proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection therewith.

“Repurchase Date” means, with respect to any Transaction, the earliest of (i) the Termination Date, (ii) the date set forth in the related Transaction Notice as the scheduled Repurchase Date, (iii) the second Business Day following Seller’s written notice to Purchaser requesting a repurchase of such Transaction, (iv) the conclusion of the Maximum Age Since Origination for each such Transaction, or if such day is not a Business Day, the immediately following Business Day, or (v) the conversion of the related Mortgage Loan into an REO Property.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from Purchaser or its designee to Seller upon termination of a Transaction, which will be determined in each case as the sum of: (i) any portion of the Purchase Price not yet repaid to Purchaser, (ii) the Price Differential accrued and unpaid thereon, and (iii) any accrued and unpaid fees or expenses or indemnity amounts and any other outstanding amounts owing under the Program Documents from Seller to Purchaser.

“Request for Release of Documents” shall mean the Request for Release of Documents set forth as Exhibit 15 to the Custodial Agreement, as applicable.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Restricted Mortgage Loan” means (i) a “Growing Equity Loan,” “Manufactured Home Loan,” “Graduated Payment Loan,” “Buydown Loan,” “Project Loan,” “Construction Loan” or “HECM Loan,” each as defined in the applicable Agency Guide, (ii) a 30+ Day Delinquent Mortgage Loan, (iii) a Mortgage Loan for which the related Escrow Payments have not been made by the next succeeding Due Date, or (iv) a High Cost Mortgage Loan.

“SEC” shall have the meaning ascribed thereto in Section 35.

“Section 404 Notice” means the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a Mortgage Loan to the related Mortgagor within thirty (30) days after the date on which such Mortgage Loan is sold or assigned to such creditor.

“Seller” shall have the meaning set forth in the preamble hereof.

“Seller Mortgage Loan Schedule” means the list of Purchased Assets proposed to be purchased by Purchaser, in the form of Exhibit H hereto, that will be delivered in an excel spreadsheet format by Seller to Agent, Purchaser and Custodian together with each Transaction Notice and attached by Custodian to the related Certified Mortgage Loan Trust Receipt.

“Servicer” means PHH Mortgage Corporation, or any other servicer approved by Agent, in its sole discretion, which may be Seller.

“Servicing Agreement” means that certain Mortgage Loan Subservicing Agreement, dated as of February 25, 2014, between Seller and Servicer, or such other servicing agreement acceptable to Purchaser.

“Servicing File” means with respect to each Mortgage Loan, the file retained by Seller or its designee consisting of all documents that a prudent originator and servicer would include (including copies of the Mortgage Loan File), all documents necessary to document and service the Mortgage Loans and any and all documents required to be delivered in connection with any transfer of servicing pursuant to the Program Documents.

“Servicing Records” means with respect to a Mortgage Loan, the related servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Loan.

“Servicing Rights” means contractual, possessory or other rights of Seller or any other Person to administer or service a Mortgage Loan or to possess the Servicing File.

“Servicing Side Letter” means that certain servicing side letter agreement, dated as of July 29, 2014, among Seller, Guarantor, Servicer and Purchaser, entered into in connection with this Agreement and the Servicing Agreement, in form and substance acceptable to Purchaser.

“Servicing Term” shall have the meaning assigned thereto in Section 16(b).

“Set Off Eligible Agreement” means any lending or hedging agreement (including, without limitation, the Master Repurchase Agreement) entered into between Seller on the one hand, and Purchaser or any of its Affiliates on the other hand. For avoidance of doubt, Purchaser agrees that any flow agreement for the purchase and sale of Mortgage Loans or any securitization, debt or equity transaction with respect to which Purchaser or any of its Affiliates acts as underwriter, placement agent, securities administrator or in a similar capacity shall not constitute a Set Off Eligible Agreement.

“Statement Date” shall have the meaning assigned thereto in Section 13(e).

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Takeout Commitment” means a fully executed trade confirmation from the related Takeout Investor to Seller confirming the details of a forward trade between the Takeout Investor and Seller with respect to one or more Purchased Assets, which trade confirmation shall be enforceable and in full force and effect, and shall be validly and effectively assigned to Purchaser pursuant to a Trade Assignment, and relate to pools of Mortgage Loans that satisfy the “good delivery standards” of the Securities Industry and Financial Markets Association as set forth in the Securities Industry and Financial Markets Association Uniform Practices Manual, as amended from time to time.

“Takeout Investor” means either (i) Barclays Capital Inc., or any successor thereto, (ii) any member of the Mortgage Backed Securities Division of the Fixed Income Clearing Corporation or (iii) any other Person approved by Agent, in its sole discretion.

“Taxes” shall have the meaning assigned thereto in Section 8(a).

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) at the option of Agent, the occurrence of an Event of Default under this Agreement after the expiration of any applicable grace period and (iii) the later of (A) the fifteenth (15th) Business Day after Purchaser delivers a notice of termination to Seller, or (B) the Monthly Repayment Date following delivery of such notice by Purchaser, and (iv) the thirtieth (30th) day after Seller delivers a notice of termination to Purchaser.

“Trade Assignment” means an assignment to Purchaser of a forward trade between the Takeout Investor and Seller with respect to one or more Purchased Assets, together with the related trade confirmation from the Takeout Investor to Seller that has been fully executed, is enforceable and is in full force and effect and confirms the details of such forward trade.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” means a written request of Seller to enter into a Transaction in a form attached as Exhibit C hereto or such other form as shall be mutually agreed upon between Seller and Purchaser, which is delivered to Purchaser in accordance with Section 3(c) herein.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“Warehouse Lender” means any lender providing financing to Seller for the purpose of warehousing, originating or purchasing a Mortgage Loan, which lender has a security interest in such Mortgage Loan to be purchased by Purchaser.

“Warehouse Lender’s Release” means a letter, substantially in the form of Exhibit E, from a Warehouse Lender to Purchaser, unconditionally releasing all of Warehouse Lender’s right, title and interest in certain Mortgage Loans identified therein upon payment to the Warehouse Lender.

(b)          Interpretation.

Headings are for convenience only and do not affect interpretation. The following rules of this subsection (b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes any modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default exists until it has been waived in writing by Purchaser or has been cured. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Seller.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Purchaser or an authorized officer of Purchaser as required by this Agreement is conclusive in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement in writing or a certificate, notice, instrument or document, or any information recorded in electronic form. Where Seller is required to provide any document to Purchaser under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Purchaser requests otherwise.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Purchaser and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Purchaser may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations in its absolute sole discretion. Except as specifically required herein, any requirement of good faith, discretion or judgment by Purchaser or Agent shall not be construed to require Purchaser to request or await receipt of information or documentation not immediately available from or with respect to Seller, any other Person or the Purchased Assets themselves.

3.           THE TRANSACTIONS

(a)           It is acknowledged and agreed that, notwithstanding any other provision of this Agreement to the contrary, the facility provided under this Agreement is an uncommitted facility and Purchaser shall have no obligation to enter into any Transactions hereunder.

(b)           Subject to the terms and conditions of the Program Documents, Purchaser may enter into Transactions provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price and (b) the Asset Base.

(c)           Unless otherwise agreed, Seller shall request that Purchaser enter into a Transaction with respect to any Eligible Loan by delivering to the indicated required parties (each, a “Required Recipient”) the required delivery items (each, a “Required Delivery Item”) set forth in the table below by the corresponding required delivery time (the “Required Delivery Time”), and such Transaction shall occur no later than the corresponding required purchase time (the “Required Purchase Time”):

Purchased Asset Type	Required Delivery Items	Required Delivery Time	Required Recipient	Required Purchase Time
Eligible Mortgage Loans	(i) a Transaction Notice and (ii) Seller Mortgage Loan Schedule	No later than 3:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Purchaser and Custodian	No later than 5:00 p.m. (New York City time) on the requested Purchase Date

Purchased Asset Type	Required Delivery Items	Required Delivery Time	Required Recipient	Required Purchase Time
	The complete Mortgage Files to Custodian for each Mortgage Loan subject to such Transaction	No later than 3:00 p.m. (New York City time) on the Business Day prior to the requested Purchase Date	Custodian

The date on which any notice pursuant to this Section 3(c) is given is known as the “Notice Date.”

(d)          Upon Seller’s request to enter into a Transaction pursuant to Section 3(c) and assuming all conditions precedent set forth in this Section 3 and in Sections 10(a) and (b) have been met, and provided no Default or Event of Default shall have occurred and be continuing, on the requested Purchase Date, Purchaser may, in its sole discretion, purchase the Eligible Mortgage Loans included in the related Transaction Notice by transferring the Purchase Price (net of any fees and expenses then due and payable by Seller to Purchaser pursuant to this Agreement) in accordance with the following wire instructions or as otherwise provided:

Receiving Bank: Bank of America

ABA#: 026009593

Account Name: Five Oaks Acquisition Corp.

Account Number: 237025398780

Seller acknowledges and agrees that the Purchase Price includes a mutually negotiated premium allocable to the portion of the Purchased Assets that constitutes the related Servicing Rights.

(e)          On the related Price Differential Determination Date, Agent shall calculate the Price Differential for each outstanding Transaction payable on the Monthly Payment Date utilizing the Pricing Rate. Not less than two (2) Business Days prior to each Monthly Payment Date, Agent shall provide Seller with an invoice for the amount of the Price Differential due and payable with respect to all outstanding Transactions, setting forth the calculations thereof in reasonable detail and all accrued fees and expenses then due and owing to Purchaser. On the earliest of (1) the Monthly Payment Date or (2) the Termination Date, Seller shall pay to Purchaser the Price Differential then due and payable for (x) all outstanding Transactions and (y) Purchased Assets for which Purchaser has received the related Repurchase Price (other than Price Differential) pursuant to Section 3(f).

(f)           With respect to a Transaction, upon the earliest of (1) the Repurchase Date and (2) the Termination Date, Seller shall pay to Purchaser the related Repurchase Price (other than the related accrued Price Differential) together with any other Obligations then due and payable, and shall repurchase all Purchased Assets then subject to such Transaction. The Repurchase Price shall be transferred directly to Purchaser.

(g)           If Agent determines in its sole discretion that any Change in Law or any change in accounting rules regarding capital requirements has the effect of reducing the rate of return on Purchaser’s capital or on the capital of any Affiliate of Purchaser in respect of Transactions under this Agreement as a consequence of such Change in Law or change in accounting rules, then from time to time Seller will compensate Purchaser or Purchaser’s Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law or change in accounting rules on terms similar to those imposed by Purchaser. Further, if due to the introduction of, any change in, or the compliance by Purchaser with (i) any eurocurrency reserve requirement, or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority whether or not having the force of law, there shall be an increase in the cost to Purchaser or any Affiliate of Purchaser in engaging in the present or any future Transactions, then Seller shall, from time to time and upon demand by Purchaser, compensate Purchaser or Purchaser’s Affiliate for such increased costs, and such amounts shall be deemed a part of the Obligations hereunder. Purchaser shall provide Seller with notice as to any such Change in Law, change in accounting rules or change in compliance promptly following Purchaser’s receipt of actual knowledge thereof.

(h)           [Reserved].

(i)           If on any Business Day Agent determines (which determination shall be conclusive absent manifest error) (a) that adequate and reasonable means do not exist for ascertaining LIBOR; or (b) that LIBOR will not adequately and fairly reflect the cost to Purchaser of entering into or maintaining outstanding Transactions; or (c) that it has become unlawful for it to honor its obligation to enter into or maintain outstanding Transactions hereunder using LIBOR, then Purchaser may give written notice thereof to Seller and, until Purchaser notifies Seller that the circumstances giving rise to such notice no longer exist, the Pricing Rate included in any Confirmation with respect to new Transactions and in any calculation of the Price Differential with respect to outstanding Transactions will be determined at such other rate per annum or based on such other index that Purchaser determines in it reasonable discretion adequately reflects the cost to Purchaser of making or maintaining such Transactions. Any alternative rate selected by Purchaser shall be consistent with the rate selected by Purchaser for similar facilities offered by Purchaser with respect to mortgage loans similar to the Mortgage Loans.

4.           CONFIRMATION

In the event that parties hereto desire to enter into a Transaction on terms other than as set forth in this Agreement, the parties shall execute a confirmation prior to entering into such Transaction, which confirmation shall be in a form that is mutually acceptable to Purchaser and Seller and shall specify such terms, including, without limitation, the Purchase Date, the Purchase Price, the Pricing Rate therefor and the Repurchase Date (a “Confirmation”). Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Purchaser and Seller with respect to the Transaction to which the Confirmation relates. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

5.           TAKEOUT COMMITMENTS

Seller hereby assigns to Purchaser, free of any security interest, lien, claim or encumbrance of any kind, Seller’s rights under each Takeout Commitment to deliver the Purchased Assets specified therein to the related Takeout Investor and to receive the purchase price therefor from such Takeout Investor. Seller shall deliver to Purchaser a duly executed and enforceable Trade Assignment on the date such Trade Assignment is executed by the related Takeout Investor. Subject to Purchaser’s rights hereunder, Purchaser agrees that it will satisfy the obligation under the Takeout Commitment to deliver the related Purchased Assets to the Takeout Investor on the date specified therein. Seller understands that, as a result of this Section 5 and each Trade Assignment, Purchaser will succeed to the rights and obligations of Seller with respect to each Takeout Commitment subject to a Trade Assignment, and that in satisfying each such Takeout Commitment, Purchaser will stand in the shoes of Seller and, consequently, will be acting as a non-dealer in exercising its rights and fulfilling its obligations assigned pursuant to this Section 5 and each Trade Assignment. Each Trade Assignment delivered by Seller to Purchaser shall be delivered by Seller in a timely manner sufficient to enable Purchaser to facilitate the settlement of the related trade on the trade date in accordance with “good delivery standards” of the Securities Industry and Financial Markets Association as set forth in the Securities Industry and Financial Markets Association Uniform Practices Manual, as amended from time to time.

6.           PAYMENT AND TRANSFER

Unless otherwise agreed by Seller and Purchaser, all transfers of funds hereunder shall be in Dollars in immediately available funds. Seller shall remit (or, if applicable, shall cause to be remitted) directly to Purchaser all payments required to be made by it to Purchaser hereunder or under any other Program Document in accordance with wire instructions provided by Purchaser. Any payments received by Purchaser after 5:00 p.m. (New York City time) shall be applied on the next succeeding Business Day.

7.           MARGIN MAINTENANCE

(a)           Agent shall determine the Market Value of the Purchased Assets on a daily basis as determined by Agent, in its sole good faith discretion.

(b)           If, as of any date of determination, the lesser of (i) 100% of the unpaid principal balance as of such date of all Purchased Assets then subject to all Transactions and (ii) the product of (x) the aggregate Market Value of all Purchased Assets then subject to all Transactions, taking into account the cash then on deposit in the Collection Account, multiplied by (y) the applicable Purchase Price Percentage, is less than the Repurchase Price (less the related Price Differential) for all such Transactions (a “Margin Deficit”), then Agent may, by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to transfer to Purchaser or its designee cash or, at Purchaser’s option (and provided Seller has additional Eligible Mortgage Loans), additional Eligible Mortgage Loans to Purchaser (“Additional Purchased Mortgage Loans”) to cure the Margin Deficit. If Agent delivers a Margin Call to Seller on or prior to 11:00 a.m. (New York City time) on any Business Day, then Seller shall transfer cash or Additional Purchased Mortgage Loans to Purchaser or its designee no later than (i) 5:00 p.m. (New York City time) on the same Business Day. In the event Agent delivers a Margin Call to Seller after 11:00 a.m. (New York City time) on any Business Day, Seller shall be required to transfer cash or Additional Purchased Mortgage Loans no later than (i) 12:00 p.m. (New York City time) on the next succeeding Business Day.

(c)           Any cash transferred to Purchaser or its designee pursuant to Section 16(f)(ii) herein shall reduce the Repurchase Price of the related Transactions.

(d)           The failure of Purchaser, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions of this Agreement or limit the right of Purchaser to do so at a later date. Seller and Purchaser each agree that a failure or delay by a Purchaser to exercise its rights hereunder shall not limit or waive Purchaser’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(e)           For the avoidance of doubt, it is hereby understood and agreed that Seller shall be responsible for satisfying any Margin Deficit existing as a result of any cram down of the unpaid principal balance of any Purchased Asset pursuant to any action by any bankruptcy court.

8.           TAXES; TAX TREATMENT

(a)           All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority therewith or thereon, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on net income by the United States, a state or a foreign jurisdiction under the laws of which Purchaser is organized or of its applicable lending office, or a state or foreign jurisdiction with respect to which Purchaser has a present or former connection, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding, (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due, (c) deliver to Purchaser, promptly, original tax receipts and other evidence satisfactory to Purchaser of the payment when due of the full amount of such Taxes; and (d) pay to Purchaser such additional amounts as may be necessary so that Purchaser receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(b)           In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c)           Seller agrees to indemnify Purchaser for the full amount of Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 8, and any liability (including penalties, interest and expenses arising thereon or with respect thereto) arising therefrom or with respect thereto, provided that Purchaser shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.

(d)           Agent and any Purchaser that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Foreign Purchaser”) shall provide Seller and Agent with original properly completed and duly executed United States Internal Revenue Service (“IRS”) Forms W-8BEN, W-8BEN-E or W-8ECI or any successor form prescribed by the IRS, certifying that such Person is entitled to benefits under an income tax treaty to which the United States is a party which eliminates withholding tax on payments to it or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Purchaser becomes a Purchaser. In addition, Agent shall be a “qualified intermediary” (as defined in Treas. Reg. Section 1.1441-1(e)(5)) and provide Seller with an original properly completed and duly executed IRS Form W-8IMY with “qualified intermediary” checked in Part I and Part II properly completed to provide that Agent is a “qualified intermediary” for Purchaser with respect to payments under this Agreement and the other Program Documents (with all appropriate attachments) for any amount received on behalf of a Purchaser which eliminates withholding tax on payments to it on or prior to the date it becomes an Agent. Agent and each Foreign Purchaser will resubmit the appropriate form eliminating withholding tax on payments to it on the earliest of (A) the third anniversary of the prior submission, or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Person as defined in Treas. Reg. Section 1.1441-1(e)(4)(ii)(D). For any period with respect to which Agent or a Foreign Purchaser has failed to provide Seller with the appropriate form or other relevant document pursuant to this Section 8(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided) such Person shall not be entitled to “gross-up” of Taxes or indemnification under Section 8(c) with respect to Taxes imposed by the United States; provided, however that should a Foreign Purchaser, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall take such steps as such Foreign Purchaser shall reasonably request to assist such Foreign Purchaser to recover such Taxes.

(e)           Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 8 shall survive the termination of this Agreement. Nothing contained in this Section 8 shall require Purchaser to make available any of their tax returns or other information that it deems to be confidential or proprietary.

(f)           Each party to this Agreement acknowledges that it is its intent solely for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and that the Purchased Assets are owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

9.           SECURITY INTEREST; PURCHASER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a)           Seller and Purchaser intend that (other than for tax and accounting purposes) the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Seller secured by the Purchased Assets. However, in order to preserve Purchaser’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, Seller hereby grants to Purchaser a first priority security interest in the Purchased Assets. Seller acknowledges and agrees that its rights with respect to the Purchased Assets are and shall continue to be at all times junior and subordinate to the rights of Purchaser hereunder.

(b)           Seller hereby irrevocably constitutes and appoints Purchaser and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Purchaser’s discretion, to file such financing statement or statements relating to the Purchased Assets as Purchaser at its option may deem appropriate, and if an Event of Default shall have occurred and be continuing, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Seller hereby gives Purchaser the power and right, on behalf of Seller, without assent by, but with notice to, Seller, to do the following if an Event of Default shall have occurred and be continuing and Purchaser has elected to exercise its remedies pursuant to Section 18 hereof:

(i)           in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Assets and to file any claim or to take any other action or initiate and maintain any appropriate proceeding in any appropriate court of law or equity or otherwise deemed appropriate by Purchaser for the purpose of collecting any and all such moneys due with respect to any Purchased Assets whenever payable;

(ii)         to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Assets;

(iii)        (A) to direct any party liable for any payment under any Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Purchaser or as Purchaser shall direct, (B) in the name of Seller, or in its own name, or otherwise as appropriate, to directly send or cause the applicable servicer to send “hello” letters, “goodbye” letters in the form of Exhibit D, and Section 404 Notices; (C) to ask or demand for, collect, receive payment of and receipt for any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Assets; (D) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Assets; (E) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Assets; (F) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Assets; (G) to settle, compromise or adjust any suit, action or proceeding described in clause (F) above and, in connection therewith, to give such discharges or releases as Purchaser may deem appropriate; and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Assets as fully and completely as though Purchaser was the absolute owner thereof for all purposes, and to do, at Purchaser’s option and Seller’s expense, at any time, and from time to time, all acts and things which Purchaser deems necessary to protect, preserve or realize upon the Purchased Assets and Purchaser’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Seller also authorizes Purchaser, from time to time if an Event of Default shall have occurred and be continuing, to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Assets in connection with any sale provided for in Section 18 hereof.

The powers conferred on Purchaser hereunder are solely to protect Purchaser’s interests in the Purchased Assets and shall not impose any duty upon it to exercise any such powers. Purchaser shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither Purchaser nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder.

10.         CONDITIONS PRECEDENT

(a)           As conditions precedent to the effectiveness of this Agreement, Seller shall have paid to Purchaser and Purchaser shall have received on or before the Effective Date all accrued and unpaid fees and expenses owed to Purchaser in accordance with the Program Documents, in immediately available funds, and without deduction, set-off or counterclaim.

(b)           As conditions precedent to each Transaction (including the initial Transaction), each of the following conditions shall have been satisfied:

(i)           Purchaser or its designee shall have received on or before the Purchase Date with respect to Eligible Mortgage Loans that are to be the subject of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Purchaser and (if applicable) duly executed:

(A)	Seller shall have paid to Purchaser and Purchaser shall have received all accrued and unpaid fees and expenses owed to Purchaser in accordance with the Program Documents in immediately available funds, and without deduction, set-off or counterclaim;

(B)	The Transaction Notice and Seller Mortgage Loan Schedule with respect to such Purchased Assets, delivered pursuant to Section 3(c);

(C)	Such certificates, customary opinions of counsel or other documents as Purchaser or Agent may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Purchaser in its commercially reasonable judgment;

(D)	An original trust receipt executed by Custodian without exceptions;

(E)	Such other certifications of Custodian as are required under Sections 2 and 4 of the Custodial Agreement; and

(F)	a duly executed Warehouse Lender’s Release from any Warehouse Lender (including any party that has a precautionary security interest in a Mortgage Loan) having a security interest in any Mortgage Loans, addressed to Purchaser, releasing any and all of its right, title and interest in, to and under such Mortgage Loan (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and, to the extent applicable, has filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Mortgage Loan, and each such Warehouse Lender’s Release and Uniform Commercial Code termination statement has been delivered to Purchaser prior to such Transaction and to Custodian as part of the Mortgage Loan File.

(ii)         No Default or Event of Default shall have occurred and be continuing;

(iii)        Purchaser shall not have reasonably determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any requirement of law applicable to Purchaser has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Purchaser to enter into Transactions with the applicable Pricing Rate;

(iv)        All representations and warranties in the Program Documents shall be true and correct on the date of such Transaction and Seller is in compliance with the terms and conditions of the Program Documents, other than as may be expressly waived by Purchaser;

(v)         The then Aggregate MRA Purchase Price when added to the Purchase Price for the requested Transaction, shall not exceed the lesser of (a) the Maximum Aggregate Purchase Price and (b) the Asset Base;

(vi)        The Purchase Price for the requested Transaction shall not be less than $500,000;

(vii)       Satisfaction of any conditions precedent to the initial Transaction as set forth in clause (a) of this Section 10 that were not satisfied prior to such initial Purchase Date;

(viii)      Purchaser shall have determined that all actions necessary to maintain Purchaser’s perfected security interest in the Purchased Assets have been taken;

(ix)         Purchaser or its designee shall have received any other documents reasonably requested by Purchaser;

(x)           There is no Margin Deficit at the time immediately prior to entering into a new Transaction (other than a Margin Deficit that will be cured contemporaneous with such Transaction in accordance with the provisions of Section 7 hereof);

(xi)         Purchaser and/or Agent shall have completed the due diligence review pursuant to Section 36, and such review shall be satisfactory to Purchaser and Agent in their sole discretion;

(xii)        Each of the Program Documents has been duly executed and delivered by the parties thereto prior to such Transaction or, with respect to the Collection Account Control Agreement, in accordance with Section 16(e), and is in full force and effect, free of any modification, breach or waiver;

(xiii)       Certificates of an officer of each of Seller and Guarantor attaching certified copies of Seller’s and Guarantor’s respective charter, bylaws and corporate resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(xiv)      A certificate of an officer of Seller reporting on Quality Control Program and certifying to the compliance of the Quality Control Program with the requirements of Section 14(z);

(xv)       Certified copies of good standing certificates from the jurisdictions of organization of each of Seller and Guarantor, dated as of no earlier than the date which is ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder;

(xvi)      An incumbency certificate of the secretary of each of Seller and Guarantor certifying the names, true signatures and titles of Seller’s and Guarantor’s representatives who are duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(xvii)     An opinion of Seller’s counsel as to such matters as Purchaser or Agent may reasonably request including, without limitation, with respect to Purchaser’s first priority lien on and perfected security interest in the Purchased Assets, a no material litigation, non-contravention, enforceability and corporate opinion with respect to Seller, an opinion with respect to the inapplicability of the Investment Company Act to Seller and Guarantor, an opinion that this Agreement constitutes a “repurchase agreement” and a “securities contract” within the meaning of the Bankruptcy Code and that no Transaction constitutes an avoidable transfer under Section 546(f) of the Bankruptcy Code, in form and substance acceptable to Purchaser and Agent in their reasonable discretion, and from nationally recognized outside counsel acceptable to Purchaser and Agent in their reasonable discretion;

(xviii)    A copy of the insurance policies required by Section 14(o) of this Agreement;

(xix)       Evidence that all other actions necessary to perfect and protect Purchaser’s interest in the Purchased Assets have been taken, including, without limitation, the establishment of the Collection Account, and duly executed and filed Uniform Commercial Code financing statements acceptable to Purchaser and covering the Purchased Assets on Form UCC1; and

(xx)        Any other documents reasonably requested by Purchaser or Agent.

11.         RELEASE OF PURCHASED ASSETS

Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Asset pursuant to Section 3(f) hereof, unless a Margin Deficit or an Event of Default shall have occurred and be continuing: (a) Purchaser shall be deemed to have terminated any security interest that Purchaser may have in such Purchased Asset, (b) all of Purchaser’s right, title and interest in such Purchased Assets shall automatically transfer to Seller, and (c) with respect to such Purchased Asset, Purchaser shall or shall direct Custodian to release such Purchased Asset to Seller. Except as set forth in Sections 15 and 16(f)(ii), Seller shall give at least two (2) Business Days prior written notice to Purchaser if such repurchase shall occur on any date other than the Repurchase Date.

If such a Margin Deficit is applicable, Purchaser shall notify Seller of the amount thereof and Seller may thereupon satisfy the Margin Call in the manner specified in Section 7.

12.         RELIANCE

With respect to any Transaction, Purchaser may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Purchaser reasonably believed to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.

13.         REPRESENTATIONS AND WARRANTIES

Seller and Guarantor hereby represent and warrant to Purchaser and Agent, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant to Purchaser and Agent that:

(a)           Due Organization, Qualification, Power, Authority and Due Authorization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and it has qualified to do business in each jurisdiction in which it is legally required to do so. Seller has the power and authority under its certificate of incorporation, bylaws and applicable law to enter into this Agreement and the Program Documents and to perform all acts contemplated hereby and thereby or in connection herewith and therewith; this Agreement and the Program Documents and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and do not require any additional approvals or consents or other action by, or any notice to or filing with, any Person other than any that have heretofore been obtained, given or made.

(b)           Noncontravention. The consummation of the transactions contemplated by this Agreement and the Program Documents are in the ordinary course of business of Seller and will not conflict with, result in the breach of or violate any provision of the charter or by-laws of Seller or result in the breach of any provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture, loan or credit agreement or other instrument to which Seller, the Mortgage Loans or any of Seller’s Property is or may be subject to, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller, the Mortgage Loans or Seller’s Property is subject.

(c)           Legal Proceeding. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body pending or, to Seller’s knowledge, threatened against or affecting Seller or Guarantor (or, to Seller’s knowledge, any basis therefor) wherein an unfavorable decision, ruling or finding would adversely affect the validity or enforceability of this Agreement, the Program Documents or any agreement or instrument to which Seller or Guarantor is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby, would adversely affect the proceedings of Seller or Guarantor in connection herewith or would or could materially and adversely affect Seller’s ability to carry out its obligations hereunder or Guarantor’s obligations under the Guaranty.

(d)           Valid and Binding Obligations. This Agreement, the Program Documents and every other document to be executed by Seller in connection with this Agreement is and will be legal, valid, binding and subsisting obligations of Seller, enforceable in accordance with their respective terms, except that (A) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(e)           Financial Statements. Guarantor has heretofore furnished to Purchaser a copy of (a) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year of Guarantor ended December 31, 2013 and the related consolidated statements of income and retained earnings and of cash flows for Guarantor and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Grant Thornton LLP and (b) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the quarterly fiscal period of Guarantor ended March 31, 2014 and the related consolidated statements of income and retained earnings and of cash flows for Guarantor and its consolidated Subsidiaries for such quarterly fiscal period, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of Guarantor and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP (other than monthly financial statements solely with respect to footnotes, year-end adjustments and cash flow statements) applied on a consistent basis. Since December 31, 2013, there has been no material adverse change in the consolidated business, operations or financial condition of Guarantor and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is Seller aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change. Guarantor has, on the date of the statements delivered pursuant to this Section (the “Statement Date”) no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements.

(f)           Accuracy of Information. Neither this Agreement nor any representations and warranties or information relating to Seller, Guarantor or any Affiliate thereof that Seller has delivered or caused to be delivered to Purchaser, including, but not limited to, all documents related to this Agreement, the Program Documents or financial statements, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein or herein in light of the circumstances under which they were made, not misleading. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change that would render any of such documents or information untrue or misleading in any material respect.

(g)           No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency or other governmental instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental Person, is required in connection with the execution, delivery and performance by Seller or Guarantor of this Agreement or the Guaranty, respectively, or any other Program Document to which it is a party, other than any that have heretofore been obtained, given or made.

(h)           Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its businesses violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect.

(i)           Solvency. Each of Seller and Guarantor is solvent and will not be rendered insolvent by any Transaction and, after giving effect to each such Transaction, neither Seller nor Guarantor will be left with an unreasonably small amount of capital with which to engage in its business. Each of Seller and Guarantor does not intend to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. Each of Seller and Guarantor is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller, Guarantor or any of its respective assets.

(j)           Fraudulent Conveyance. The amount of consideration being received by Seller in respect of each Transaction, taken as a whole, constitutes reasonably equivalent value and fair consideration for the related Purchased Assets. Seller is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors. This Agreement and the Program Documents, any other document contemplated hereby or thereby and each transaction have not been entered into fraudulently by Seller hereunder, or with the intent to hinder, delay or defraud any creditor or Purchaser.

(k)           Investment Company Act Compliance. Neither Seller, Guarantor nor any of their Subsidiaries is required to be registered as an “investment company” as defined under the Investment Company Act or as an entity under the control of an entity required to be registered as an “investment company” as defined under the Investment Company Act.

(l)           Taxes. Each of Seller, Guarantor and their Subsidiaries have filed all federal and state tax returns that are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by Seller, Guarantor or their Subsidiaries in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(m)           Additional Representations. With respect to each Mortgage Loan to be sold hereunder by Seller to Purchaser, Seller hereby makes all of the applicable representations and warranties set forth in Exhibit B as of the date the related Mortgage Loan File is delivered to Purchaser or Custodian with respect to the Mortgage Loans and continuously while such Mortgage Loan is subject to a Transaction. Further, as of each Purchase Date, Seller shall be deemed to have represented and warranted in like manner that Seller has no knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a Transaction Notice, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller.

(n)           No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Purchaser, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Purchaser, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

(o)           Good Title. Seller has not sold, assigned, transferred, pledged or hypothecated any interest in any individual Mortgage Loan to any person other than any sale, assignment, transfer, pledge or hypothecation that is released in conjunction with the sale to Purchaser hereunder, and upon delivery of a Purchased Asset to Purchaser, Purchaser will be the sole owner thereof (other than for tax and accounting purposes), free and clear of any lien, claim or encumbrance other than those arising under this Agreement.

(p)           [Reserved].

(q)           No Adverse Actions. Neither Seller nor Servicer has received from any Agency a notice of extinguishment or a notice indicating material breach, default or material non-compliance which could entitle an Agency to terminate, suspend, sanction or levy penalties against Seller or reasonably be expected to have a Material Adverse Effect, or a notice from any Agency, HUD, FHA or VA indicating any adverse fact or circumstance in respect of Seller (i) which could entitle such Agency, HUD, FHA or VA, as the case may be, to revoke any Approval or otherwise terminate or suspend Seller as an Agency approved issuer or servicer, (ii) which could reasonably be expected to have a Material Adverse Effect, or (iii) with respect to which such adverse fact or circumstance has caused any Agency, HUD, FHA or VA, as the case may be, to terminate Seller, without any subsequent rescission thereof in such notice.

(r)           Mortgage Recordation. Seller has submitted the original Mortgage in respect of each Mortgage Loan for recordation in the appropriate public recording office in the applicable jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the applicable Mortgagor.

(s)           Affiliated Parties. Seller is not an Affiliate of Custodian or any other party to a Program Document hereunder other than Guarantor.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Purchaser and shall continue for so long as the Purchased Assets are subject to this Agreement.

14.         COVENANTS OF SELLER AND GUARANTOR

Seller and Guarantor hereby covenant and agree with Purchaser and Agent as follows:

(a)           Defense of Title. Seller warrants and will defend the right, title and interest of Purchaser in and to all Purchased Assets against all adverse claims and demands.

(b)           No Amendment or Compromise. None of Seller or those acting on Seller’s behalf shall amend, modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets, any related rights or any of the Program Documents without the prior written consent of Purchaser, unless such amendment or modification does not (i) affect the amount or timing of any payment of principal or interest payable with respect to a Purchased Asset, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance or (ii) materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Purchased Asset. Notwithstanding the foregoing, Seller may amend, modify or waive any term or condition of the individual Mortgage Loans in accordance with Accepted Servicing Practices; provided, that Seller shall promptly notify Purchaser of any amendment, modification or waiver that causes any Mortgage Loan to cease to be an Eligible Mortgage Loan.

(c)           No Assignment. Except as permitted herein, Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in, or Lien on or otherwise encumber (except pursuant to the Program Documents) any of the Purchased Assets or any interest therein, provided that this Section 14(c) shall not prevent any of the following: any contribution, sale, assignment, transfer or conveyance of Purchased Assets in accordance with the Program Documents and any forward purchase commitment or other type of take out commitment for the Purchased Assets (without vesting rights in the related purchasers as against Purchaser until the Repurchase Price for such Purchased Assets is paid).

(d)           No Economic Interest. None of Seller, Guarantor nor any of their respective Affiliates will acquire any economic interest in or obligation with respect to any Mortgage Loan except for record title to the Mortgage relating to the Mortgage Loan and the right and obligation to repurchase the Mortgage Loan hereunder.

(e)           Preservation of Purchased Assets. Seller shall take all actions necessary or, in the opinion of Purchaser, desirable, to preserve the Purchased Assets so that they remain subject to a first priority perfected security interest hereunder and deliver evidence that such actions have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC1. Without limiting the foregoing, Seller will comply with all applicable laws, rules, regulations and other laws of any Governmental Authority applicable to Seller relating to the Purchased Assets and cause the Purchased Assets to comply with all applicable laws, rules, regulations and other laws of any such Governmental Authority. Seller will not allow any default to occur for which Seller is responsible under any Purchased Assets or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets or the Program Documents.

(f)           Maintenance of Papers, Records and Files.

(i)           Seller shall maintain all Records relating to the Purchased Assets not in the possession of Custodian in good and complete condition in accordance with industry practices and preserve them against loss. Seller shall collect and maintain or cause to be collected and maintained all such Records in accordance with industry custom and practice, and all such Records shall be in Purchaser’s or Custodian’s possession unless Purchaser otherwise approves in writing. Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from Custodian for any such paper, record or file, or as otherwise permitted under the Custodial Agreement.

(ii)         For so long as Purchaser has an interest in or Lien on any Purchased Asset, Seller will hold or cause to be held all related Records for the sole benefit of Purchaser.

(iii)        Upon reasonable advance notice from Custodian, Agent or Purchaser, Seller shall (x) make any and all such Records available to Custodian or Agent for examination, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Agent or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

(g)           Financial Statements and Other Information; Financial Covenants.

(i)           Seller and Guarantor shall keep or cause to be kept in reasonable detail books and records setting forth an account of its assets and business and, as applicable, shall clearly reflect therein the transfer of Purchased Assets to Purchaser. Seller shall furnish or cause to be furnished to Purchaser and Agent the following:

(A)         Financial Statements.

(1)         Within ninety (90) days after the end of each fiscal year of Guarantor, the consolidated audited balance sheets of Guarantor and its consolidated Subsidiaries, which will be in conformity with GAAP, and the related consolidated audited statements of income and changes in equity showing the financial condition of Guarantor and its consolidated Subsidiaries as of the close of such fiscal year and the results of operations during such year, and consolidated audited statements of cash flows, as of the close of such fiscal year, setting forth, in each case, in comparative form the corresponding figures for the preceding year. The foregoing consolidated financial statements are to be reported on by, and to carry the unqualified report (acceptable in form and content to Purchaser and Agent) of, an independent public accountant of national standing acceptable to Purchaser and Agent, which shall include KPMG LLP, PricewaterhouseCoopers LLP, Deloitte LLP, Grant Thornton LLP and any other similarly situated independent public account;

(2)         Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Guarantor, consolidated unaudited balance sheets and consolidated statements of income and changes in equity and unaudited statement of cash flows, all to be in a form acceptable to Purchaser and Agent, showing the financial condition and results of operations of Guarantor and its consolidated Subsidiaries, each on a consolidated basis as of the end of each such quarter and for the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year, certified by a financial officer of Guarantor (acceptable to Purchaser and Agent) as presenting fairly the financial position and results of operations of Guarantor and its consolidated Subsidiaries and as having been prepared in accordance with GAAP consistently applied, in each case, subject to normal year-end audit adjustments;

(3)         Within forty-five (45) days after the end of each month, consolidated unaudited balance sheets and consolidated statements of income and changes in equity and unaudited statement of cash flows, all to be in a form acceptable to Purchaser and Agent, showing the financial condition and results of operations of Guarantor and its consolidated Subsidiaries on a consolidated basis as of the end of each such month and for the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the corresponding figures for the corresponding month of the preceding fiscal year, certified by a financial officer of Guarantor (acceptable to Purchaser and Agent) as presenting fairly the financial position and results of operations of Guarantor and its consolidated Subsidiaries and as having been prepared in accordance with GAAP consistently applied, in each case, subject to normal year-end audit adjustments;

(4)         Promptly upon receipt thereof, a copy of each other report submitted to Seller or Guarantor by its independent public accountants in connection with any annual, interim or special audit of Seller or Guarantor;

(5)         Promptly upon becoming available, copies of all financial statements, reports, notices and proxy statements sent by Seller or Guarantor or any of their respective consolidated Subsidiaries in a general mailing to their respective stockholders and of all reports and other material (including copies of all registration statements under the Securities Act of 1933, as amended) filed by any of them with any securities exchange or with the SEC or any governmental authority succeeding to any or all of the functions of the SEC;

(6)         Promptly upon becoming available, copies of any press releases issued by Seller or Guarantor and copies of any annual and quarterly financial reports and any reports on Form H-(b)12 that Seller or Guarantor may be required to file with the SEC, the FDIC or the OTS or comparable reports which such Seller or Guarantor may be required to file with the SEC, the FDIC or the OTS or any other federal banking agency containing such financial statements and other information concerning such Seller’s or Guarantor’s business and affairs as is required to be included in such reports in accordance with the rules and regulations of the SEC, the OTS, the FDIC or such other banking agency, as may be promulgated from time to time;

(7)         Such supplements to the aforementioned documents and such other information regarding the operations, business, affairs and financial condition of Seller or Guarantor or any of their respective consolidated Subsidiaries as Purchaser may reasonably request.

Seller’s obligation to deliver any report or other document under this Section 14(g)(i)(A) shall be deemed to have been satisfied if, and as of the date, such report or other document is filed with the SEC pursuant to the SEC’s Electronic Data Gathering & Analysis Recovery system.

(A)         Warehouse Capacity. On or prior to the date on which Seller is required to deliver the monthly financial report required in Section 14(g)(i)(A)(3), Seller shall provide to Agent a report detailing its total warehouse capacity and utilization for the prior calendar month. Such warehouse capacity shall be (i) issued directly to Seller or Guarantor and (ii) in an amount equal to or greater than $1,000,000 or such other amount as may be required by a Governmental Authority.

(B)         Other Information. Upon the request of Purchaser or Agent, such other information or reports as Purchaser or Agent may from time to time reasonably request.

(ii)         Guarantor shall at all times satisfy the financial covenants set forth in Section 3 of the Pricing Side Letter.

(iii)        [Reserved].

(iv)        Certifications. Seller shall execute and deliver a monthly certification substantially in the form of Exhibit A attached hereto within ten (10) days after the end of each calendar month.

(h)          Notice of Material Events. Seller shall promptly inform Purchaser and Agent in writing of any of the following:

(i)           any Default, Event of Default by Seller or Guarantor or any other Person (other than Purchaser or Purchaser’s Affiliates) of any material obligation under any Program Document, or the occurrence or existence of any event or circumstance that Seller reasonably expects will with the passage of time become an Event of Default by Seller or any other Person;

(ii)         any material change in the insurance coverage of Seller as required to be maintained pursuant to Section 14(o) hereof, or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(iii)        the commencement of, or any determination in, any material dispute, litigation, investigation, proceeding, sanctions or suspension between Seller or Guarantor, on the one hand, and any Governmental Authority or any other Person, on the other;

(iv)        any material change in accounting policies or financial reporting practices of Seller or Guarantor which could reasonably be expected to have a Material Adverse Effect;

(v)         any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting in either a Material Adverse Change or a Material Adverse Effect with respect to Seller or Guarantor;

(vi)        any material modifications to the underwriting or acquisition guidelines used by Seller with respect to the origination or acquisition of Eligible Mortgage Loans;

(vii)       any additional material Indebtedness incurred by Seller, including without limitation, any Indebtedness relating to any mortgage servicing rights or corporate or servicing advances, (other than (i) the Existing Indebtedness in amounts not to exceed the amounts specified on Exhibit I hereto and (ii) usual and customary accounts payable for a mortgage company) without the prior written consent of Purchaser;

(viii)      any penalties, sanctions or charges levied, or threatened to be levied, against Seller or any change, or threatened change, in Approval status, or actions taken, or threatened to be taken, against Seller by or disputes between Seller and any Applicable Agency, or any supervisory or regulatory Government Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer status of, Seller; or

(ix)         any Change in Control of Seller or Guarantor.

(i)           Maintenance of Licenses. Seller shall (i) maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under, and comply in all material respects with, all laws of each state in which it conducts business or any Mortgaged Property is located, and (iii) conduct its business strictly in accordance with applicable law.

(j)           Taxes, Etc. Seller shall pay and discharge or cause to be paid and discharged, when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its Property, real, personal or mixed (including without limitation, the Purchased Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Seller shall file on a timely basis all federal, and state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(k)           Nature of Business. Seller shall not make any material change in the nature of its business as carried on at the date hereof.

(l)           Limitation on Distributions. Seller shall not make any payment of any dividends or make distributions on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock, senior or subordinate debt of Seller or other equity interests, respectively, thereof, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of Seller.

(m)           Use of Custodian. Without the prior written consent of Purchaser, Seller shall use no third party custodian as document custodian other than Custodian for the Mortgage Loan File relating to the Mortgage Loans.

(n)           Merger of Seller. Seller shall not, at any time, directly or indirectly (i) liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control or sell all or substantially all of its Property (other than in connection with an asset-based financing or other secondary market transaction related to Seller’s assets in the ordinary course of Seller’s business); (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to Seller; or (iii) make any Material Adverse Change with respect to Seller.

(o)           Insurance. Seller shall obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated including, without limitation, the insurance required to be obtained and maintained by the Fannie Mae Guide, and will furnish Purchaser on request full information as to all such insurance, and provide within fifteen (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy. Seller shall continue to maintain coverage, for itself and its Subsidiaries, that encompasses employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, Property (other than money and securities), and computer fraud in an aggregate amount of at least such amount as required by the Fannie Mae Guide.

(p)           Affiliate Transactions. Seller shall not, at any time, directly or indirectly, sell, lease or otherwise transfer any Property or assets to, or otherwise acquire any Property or assets from, or otherwise engage in any transactions with, any of its Affiliates unless the terms thereof are no less favorable to Seller, than those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not such an Affiliate.

(q)           Change of Fiscal Year. Seller shall not, at any time, directly or indirectly, except upon sixty (60) days’ prior written notice to Purchaser, change the date on which its fiscal year begins from its current fiscal year beginning date.

(r)           Transfer of Servicing Rights, Servicing Files and Servicing. With respect to the Servicing Rights of each Mortgage Loan, Seller shall transfer such Servicing Rights to Purchaser or its designee on the related Purchase Date. With respect to the Servicing Files and the physical and contractual servicing of each Mortgage Loan to the extent in the possession of Seller, Seller shall deliver such Servicing Files and the physical and contractual servicing to Purchaser or its designee upon the expiration of the Servicing Term unless either such Servicing Term is renewed by Purchaser or the termination of Seller as servicer pursuant to Section 16. Seller’s transfer of the Servicing Rights, Servicing Files and the physical and contractual servicing under this Section shall be in accordance with customary standards in the industry including the transfer of the gross amount of all escrows held for the related Mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(s)           MERS. Seller is a member of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and has complied with all rules and procedures of MERS. In connection with the assignment of any Mortgage Loan registered on the MERS System, Seller agrees that at the request of Purchaser it will, at Purchaser’s cost and expense prior to the occurrence of an Event of Default, but at Seller’s cost and expense following the occurrence and during the continuance of an Event of Default, cause the MERS System to indicate that such Mortgage Loan has been transferred to Purchaser in accordance with the terms of this Agreement by including in MERS’ computer files (a) the code in the field which identifies the specific owner of the Mortgage Loans and (b) the code in the field “Pool Field” which identifies the series in which such Mortgage Loans were sold. Seller further agrees that it will not alter codes referenced in this paragraph with respect to any Mortgage Loan at any time that such Mortgage Loan is subject to this Agreement, and Seller shall retain its membership in MERS at all times during the term of this Agreement.

(t)           Fees and Expenses. Seller shall timely pay to Purchaser all fees and actual out of pocket expenses required to be paid by Seller hereunder and under any other Program Document to Purchaser in immediately available funds, and without deduction, set-off or counterclaim in accordance with Purchaser’s Wire Instructions.

(u)           Further Documents. Seller shall, upon request of Purchaser or Agent, promptly execute and deliver to Purchaser or Agent all such other and further documents and instruments of transfer, conveyance and assignment, and shall take such other action as Purchaser or Agent may require more effectively to transfer, convey, assign to and vest in Purchaser and to put Purchaser in possession of the Property to be transferred, conveyed, assigned and delivered hereunder and otherwise to carry out more effectively the intent of the provisions under this Agreement.

(v)           Due Diligence. Seller will permit Purchaser, Agent or their respective agents or designees to perform due diligence reviews on the Mortgage Loans subject to each Transaction hereunder and within thirty (30) days following the related Purchase Date. Seller shall cooperate in all respects with such diligence and shall provide Purchaser, Agent or their respective agents or designees with all loan files and other information (including, without limitation, Seller’s quality control procedures and results) reasonably requested by Purchaser, Agent or their respective agents or designees and shall bear all costs and expenses associated with such due diligence identified in this Section 14(v).

(w)           Guarantees. Seller shall not create, incur, assume or suffer to exist any Guarantees, except (i) to the extent reflected in Seller’s financial statements or notes thereto or (ii) to the extent the aggregate Guarantees of Seller do not exceed $100,000.

(x)            [Reserved].

(y)           Plan Assets. Neither Seller nor Guarantor shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3-101, as amended by Section 3(42) of ERISA to engage in this Agreement or any Transaction hereunder. Transactions by or with Seller or Guarantor shall not be subject to any state or local statute regulating investments of or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

(z)           Quality Control. Seller shall maintain or shall cause a third-party to maintain an internal quality control program (the “Quality Control Program”) that verifies, on a regular basis, the existence and accuracy of all legal documents, credit documents, property appraisals, and underwriting decisions related to Mortgage Loans and shall provide a report on the results of the Quality Control Program in the officer’s certificate provided pursuant to Section 10(b)(xiv). Such program shall be capable of evaluating and monitoring the overall quality of Seller’s loan production and servicing activities. Such program shall (i) ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; (ii) guard against dishonest, fraudulent, or negligent acts; and (iii) guard against errors and omissions by officers, employees, or other authorized persons.

15.         REPURCHASE OF PURCHASED ASSETS

Upon discovery by Seller of a breach of any of the representations and warranties set forth on Exhibit B to this Agreement, Seller shall give prompt written notice thereof to Purchaser. Upon any such discovery by Purchaser, Purchaser will notify Seller. It is understood and agreed that the representations and warranties set forth in Exhibit B to this Agreement with respect to the Purchased Assets shall survive delivery of the respective Mortgage Loan Files to Purchaser or Custodian with respect to the Purchased Assets and shall inure to the benefit of Purchaser. The fact that Purchaser has conducted or has failed to conduct any partial or complete due diligence investigation in connection with their purchase of any Purchased Asset shall not affect Purchaser’s right to demand repurchase or any other remedy as provided under this Agreement. Seller shall, within five (5) Business Days of the earlier of Seller’s discovery or receipt of notice with respect to any Purchased Asset of (i) any breach of a representation or warranty contained in Exhibit B of this Agreement or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage Loan File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects. If within five (5) Business Days after the earlier of Seller’s discovery of such breach or delivery failure or receipt of notice thereof that such breach or delivery failure has not been remedied by Seller, Seller shall promptly upon receipt of written instructions from Purchaser, at Purchaser’s option, repurchase such Purchased Asset at a purchase price equal to the Repurchase Price with respect to such Purchased Asset by wire transfer to the account designated by Purchaser.

16.         SERVICING OF THE MORTGAGE LOANS; SERVICER TERMINATION

(a)           Seller to Subservice.

(i)           Upon payment of the Purchase Price, Purchaser shall own the servicing rights related to the Mortgage Loans including the Mortgage Loan File. Seller and Purchaser each agrees and acknowledges that the Mortgage Loans sold hereunder shall be sold to Purchaser on a servicing released basis, and that Purchaser is engaging and hereby does engage Seller to provide subservicing of each Mortgage Loan for the benefit of Purchaser.

(ii)         So long as a Mortgage Loan is outstanding, subject to subsection (h) below, Seller shall neither assign, encumber or pledge its obligation to subservice the Mortgage Loans in whole or in part, nor delegate its rights or duties under this Agreement (to other than a subservicer) without the prior written consent of Purchaser, the granting of which consent shall be in the sole discretion of Purchaser. Seller hereby acknowledges and agrees that (i) Purchaser is entering into this Agreement in reliance upon Seller’s representations as to the adequacy of its financial standing, servicing facilities, personnel, records, procedures, reputation and integrity, and the continuance thereof; and (ii) Seller’s engagement hereunder to provide mortgage servicing for the benefit of Purchaser is intended by the parties to be a “personal service contract” and Seller is hereunder intended by the parties to be an “independent contractor.”

(iii)        Seller shall subservice and administer the Mortgage Loans on behalf of Purchaser in accordance with Accepted Servicing Practices. Seller shall have no right to modify or alter the terms of any Mortgage Loan or consent to the modification or alteration of the terms of any Mortgage Loan except in accordance with Accepted Servicing Practices. Seller shall at all times maintain accurate and complete records of its servicing of the Mortgage Loans, and Agent may, at any time during Seller’s business hours on reasonable notice, examine and make copies of such Servicing Records. Seller agrees that Purchaser is the 100% beneficial owner of all Servicing Records relating to the Mortgage Loans. Seller covenants to hold such Servicing Records for the benefit of Purchaser and to safeguard such Servicing Records and to deliver them promptly to Agent or its designee (including Custodian) at Agent’s request or otherwise as required by operation of this Section 16.

(b)           Servicing Term. Seller shall subservice such Mortgage Loans for a term of thirty (30) days commencing as of the related Purchase Date, which term may be extended in writing by Purchaser (which writing may be, without limitation, the monthly invoice provided by Purchaser) in its sole discretion for an additional thirty-day period (each, a “Servicing Term”); provided, that Purchaser shall have the right to immediately terminate the Servicer at any time following the occurrence of a Servicer Termination Event. If such Servicing Term is not extended by Purchaser or if Purchaser has terminated Seller as a result of a Servicer Termination Event, Seller shall transfer such servicing to Purchaser or its designee at no cost or expense to Purchaser as provided in Section 14(r). Seller shall hold or cause to be held all Escrow Payments collected with respect to the Mortgage Loans in segregated accounts for the sole benefit of the Mortgagor and shall apply the same for the purposes for which such funds were collected. If Seller should discover that, for any reason whatsoever, it has failed to perform its servicing obligations in any material respect with respect to the Mortgage Loans, Seller shall promptly notify Purchaser.

(c)           Servicing Reports. As requested by Purchaser from time to time, Seller shall furnish to Purchaser reports in form and scope satisfactory to Purchaser, setting forth (i) data regarding the performance of the individual Mortgage Loans, (ii) a summary report of all Mortgage Loans serviced by Seller (on a portfolio basis), in each case, for the immediately preceding month, including, without limitation, all collections, delinquencies, defaults, defects, claim rates, losses and recoveries, and (iii) any other information reasonably requested by Purchaser or Agent.

(d)           Backup Servicer. Agent, in its sole discretion, may appoint a backup servicer at any time during the term of this Agreement. In such event, Seller shall commence monthly delivery to such backup servicer of the servicing information required to be delivered to Purchaser pursuant to Section 16(c) hereof and any other information reasonably requested by backup servicer, all in a format that is reasonably acceptable to such backup servicer. Purchaser shall pay all costs and expenses of such backup servicer, including, but not limited to all fees of such backup servicer in connection with the processing of such information and the maintenance of a servicing file with respect to the Purchased Assets. Seller shall cooperate fully with such backup servicer in the event of a transfer of servicing hereunder and will provide such backup servicer with all documents and information necessary for such backup servicer to assume the servicing of the Purchased Assets.

(e)           Collection Account. Prior to the initial Purchase Date, Seller shall establish and maintain, or cause to be established and maintained, a separate account (the “Collection Account”) with the Bank in Agent’s name for the sole and exclusive benefit of Purchaser. On or before the ninetieth (90th) day after the Closing Date, Purchaser, Seller and Bank shall enter into a Collection Account Control Agreement, in form and substance acceptable to Purchaser in its reasonable discretion, with respect to the Collection Account. Seller shall deposit or credit, or cause to be deposited and credited, to the Collection Account all amounts collected on account of the Mortgage Loans within two (2) Business Days of receipt and such amounts shall be deposited or credited irrespective of any right of setoff or counterclaim arising in favor of Seller (or any third party claiming through it) under any other agreement or arrangement. Amounts on deposit in the Collection Account shall be distributed as provided in Section 16(f). Seller shall have the right to withdraw amounts on deposit therein at any time subject to the restrictions set forth in subsections 16(f)(ii) and (iv); provided, that Agent shall have the right to block such withdrawals at any time by providing written notice thereof to Seller and Bank in accordance with the terms of the Collection Account Control Agreement. Seller shall deliver, or cause Bank to deliver, to Purchaser, daily account statements in respect of the Collection Account.

(f)           Income Payments.

(i)           Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Asset subject to that Transaction, (i) Seller shall deposit or cause to be deposited such Income into the Collection Account no later than two (2) Business Days after receipt thereof, and (ii) such Income shall be the Property of Purchaser subject to subsections 16(f)(ii), (iii) and (iv) below.

(ii)         Seller shall have the right to withdraw from the Collection Account up to $25,000 in the aggregate on any day without Purchaser’s prior written consent (the “Daily Withdrawal Limit”), and may withdraw larger amounts with Purchaser’s prior written consent, which consent may be given or withheld by Purchaser in its sole discretion and a copy of which shall be delivered by Purchaser to the Bank. If, on any day, the amounts on deposit in the Collection Account exceed $25,000 (such excess amounts, the “Excess Funds”), Seller shall cause the Bank to disburse such Excess Funds to Purchaser or as directed by Purchaser, which amounts, unless otherwise directed by Purchaser, shall be applied by Purchaser in the following order of priority (i) to reduce outstanding Price Differential due and payable in respect of Purchased Assets for which Purchaser has received the related Repurchase Price (other than Price Differential) pursuant to Section 3(f) during the prior calendar month, (ii) to reduce the Repurchase Price for all outstanding Transactions, and (iii) to pay all other Obligations then due and payable to Purchaser.

(iii)        Notwithstanding anything herein or in the Collection Account Control Agreement to the contrary, Seller shall in no event be permitted to withdraw funds from the Collection Account to the extent that such action would result in the creation of a Margin Deficit (unless prior thereto or simultaneously therewith Seller cures such Margin Deficit in accordance with Section 16), or if an Event of Default is then continuing. Further, if an uncured Margin Deficit exists as of such Monthly Payment Date, Seller shall cause the Bank to disburse the Income related to the Transaction for which the Margin Deficit exists to Purchaser (up to the amount of such Margin Deficit), which amounts shall be applied by Purchaser to reduce the related Repurchase Price.

(iv)        If successor Servicer takes delivery of such Mortgage Loans either under the circumstances set forth in Section 16(g) or otherwise, all amounts deposited in the Custodial Account shall be paid to Purchaser promptly upon such delivery.

(g)           Servicer Termination. Purchaser, in its sole discretion, may terminate Seller’s rights and obligations as subservicer of the affected Mortgage Loans and require Seller to deliver the related Servicing Records to Purchaser or its designee upon the occurrence of (i) an Event of Default or (ii) upon the expiration of the Servicing Term as set forth in Section 16(b) by delivering written notice to Seller requiring such termination. Such termination shall be effective upon Seller’s receipt of such written notice; provided, that Seller’s subservicing rights shall be terminated immediately upon the occurrence of any event described in Section 17(t), regardless of whether notice of such event shall have been given to or by Purchaser or Seller. Upon any such termination, all authority and power of Seller respecting its rights to subservice and duties under this Agreement relating thereto, shall pass to and be vested in the successor Servicer appointed by Purchaser and Purchaser is hereby authorized and empowered to transfer such rights to subservice the Mortgage Loans for such price and on such terms and conditions as Purchaser shall reasonably determine. Seller shall promptly take such actions and furnish to Purchaser such documents that Purchaser deems necessary or appropriate to enable Purchaser to enforce such Mortgage Loans and shall perform all acts and take all actions so that the Mortgage Loans and all files and documents relating to such Mortgage Loans held by Seller, together with all escrow amounts relating to such Mortgage Loans, are delivered to successor Servicer, including but not limited to preparing, executing and delivering to the successor Servicer any and all documents and other instruments, placing in the successor Servicer’s possession all Servicing Records pertaining to such Mortgage Loans and doing or causing to be done, all at Seller’s sole expense. All amounts paid by any purchaser of such rights to service or subservice the Mortgage Loans shall be the Property of Purchaser. The subservicing rights required to be delivered to successor Servicer in accordance with this Section 16(g) shall be delivered free of any servicing rights in favor of Seller or any third party (other than Purchaser) and free of any title, interest, lien, encumbrance or claim of any kind of Seller other than record title to the Mortgages relating to the Mortgage Loans and the right and obligation to repurchase the Mortgage Loans hereunder. No exercise by Purchaser of its rights under this Section 16(g) shall relieve Seller of responsibility or liability for any breach of this Agreement.

(h)           Subservicing by Servicer. Notwithstanding anything else to the contrary set forth herein, Purchaser acknowledges that Seller shall engage Servicer to subservice the Mortgage Loans on behalf of Seller, and Purchaser hereby consents to the subservicing of the Mortgage Loans by Servicer and agrees that the subservicing of the Mortgage Loans by Servicer for Seller, in and of itself, shall not constitute a default hereunder or under any other Program Document; provided, that Seller and Servicer have each executed the Servicing Side Letter and are in compliance with each provision thereof.

17.         EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:

(a)           Seller fails to transfer the Purchased Assets to the applicable Purchaser on the applicable Purchase Date (provided Purchaser has tendered the related Purchase Price);

(b)           Seller either fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform its obligations under Section 7 or the last sentence of Section 15;

(c)           Seller or Servicer shall fail to (i) remit to Purchaser when due any payment required to be made under the terms of this Agreement, any of the other Program Documents or any other contracts or agreements delivered in connection herewith or therewith, or (ii) perform, observe or comply with any material term, condition, covenant or agreement contained in this Agreement or any of the other Program Documents (other than the other “Events of Default” set forth in this Section 17) or any other contracts or agreements delivered in connection herewith or therewith, and such failure is not cured within the time period expressly provided for therein, or, if no such cure period is provided, within two (2) Business Days of the earlier of (x) Seller’s receipt of written notice from Purchaser or Custodian of such breach or (y) the date on which Seller obtains notice or knowledge of the facts giving rise to such breach;

(d)           Any representation or warranty made by Seller or Guarantor (or any of Seller’s or Guarantor’s officers) in the Program Documents or in any other document delivered in connection therewith, or in any other contract or agreement, shall have been incorrect or untrue in any material respect when made or repeated or deemed by the terms thereof to have been incorrect or untrue in any material respect when made or repeated (other than the representations or warranties in Exhibit B which shall be considered solely for the purpose of determining whether the related Purchased Asset is an Eligible Mortgage Loan, unless (i) Seller shall have made any such representation or warranty with the knowledge that it was materially false or misleading at the time made or repeated or deemed to have been made or repeated, or (ii) any such representation or warranty shall have been determined by Purchaser in its sole discretion to be materially false or misleading on a regular basis);

(e)           Seller, Guarantor or any of their Affiliates or Subsidiaries shall be in default under, or fail to perform as requested under, or shall otherwise breach, beyond any applicable cure period, the (i) the terms of any warehouse, credit, repurchase, line of credit, financing or other similar agreement relating to any Indebtedness between Seller, Guarantor or any of their respective Affiliates, on the one hand, and any Person, on the other, which default or failure entitles any party to require acceleration or prepayment of any Indebtedness thereunder; (ii) any payment obligation under any other material agreement between Seller, Guarantor or any of their respective Affiliates, on the one hand, and any Person, on the other (it being understood that an agreement is material if the payment obligations thereunder exceed three percent (3%) of Stockholder’s Equity in the aggregate, over the term of such agreement).

(f)           Any Act of Insolvency of Seller or Guarantor or any of their respective Affiliates;

(g)           Any final judgment or order for the payment of money in excess of $1,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Purchaser, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Seller or Guarantor or any of their respective Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge) satisfied, or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof or Seller, Guarantor or any of their respective Affiliates, as applicable, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(h)           Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority (i) shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or Guarantor or any of their respective Affiliates, or shall have taken any action to displace the management of Seller, Guarantor or any of their respective Affiliates or to curtail its authority in the conduct of the business of Seller, Guarantor or any of their respective Affiliates, or (ii) takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller, Guarantor or any of their respective Affiliates as an issuer, Purchaser or a seller/servicer of Mortgage Loans or securities backed thereby;

(i)           Guarantor fails to comply with any of the financial covenants set forth in or incorporated by operation of Section 3 of the Pricing Side Letter, or as set forth in the Guaranty;

(j)           Any Material Adverse Effect shall have occurred;

(k)           This Agreement shall for any reason cease to create a valid first priority security interest or ownership interest upon transfer in any material portion of the Purchased Assets purported to be covered hereby;

(l)            A Change in Control of Seller or Guarantor shall have occurred that has not been approved by Agent;

(m)           Purchaser or Agent shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of Seller or Guarantor, and such reasonable information and/or responses shall not have been provided within ten (10) Business Days of such request;

(n)           A default by Seller or Guarantor or any of their respective Affiliates or Subsidiaries shall have occurred and be continuing beyond the expiration of any applicable cure periods under any material agreement (including, without limitation, the Program Documents) or obligation entered into between such Person and Purchaser or any of its Affiliates;

(o)           Seller ceases to be a member of MERS in good standing for any reason (unless MERS is no longer acting in such capacity);

(p)           A change or the resignation of Servicer without the appointment of a successor Servicer, acceptable to Agent, within thirty (30) days of such change or resignation;

(q)           Failure of Servicer to service the Mortgage Loans in accordance with Accepted Servicing Practices or breach by Servicer of the applicable Servicing Agreement and Seller has not appointed a successor Servicer reasonably acceptable to Purchaser within thirty (30) days;

(r)            Failure of Servicer to meet the qualifications to obtain or maintain all requisite Approvals, any such Approvals are revoked or any such Approvals are materially modified;

(s)            If, at any time, Servicer’s HUD ranking falls below “Tier 2” lender;

(t)            Failure by Servicer to remit when due Income payments required to be made under the terms of this Agreement or such Mortgage Loan;

(u)           Guarantor or any of its respective Affiliates fails to operate or conduct its business operations or any material portion thereof in the ordinary course;

(v)           Guarantor shall fail to maintain its status as a REIT;

(w)           The Investment Manager shall cease to act at any time as the investment manager of Guarantor in the same or similar capacity as it does as of the date of this Agreement;

(x)           Any repudiation of the Guaranty by Guarantor or if the Guaranty is not enforceable against Guarantor;

(y)           Seller’s or Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller or Guarantor as a “going concern” or a reference of similar import;

(z)           Seller agrees to any amendment or modification of the Servicing Agreement that may affect the Purchased Assets without the prior written consent of Purchaser; or

(aa)         Seller, Purchaser and Bank have not entered into the Collection Account Control Agreement within the timeframe provided for execution thereof in Section 16(e) of this Agreement.

18.         REMEDIES

Upon the occurrence of an Event of Default, Purchaser, at its option, shall have the right to exercise any or all of the following rights and remedies:

(a)           (i)           The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Seller’s Obligations hereunder, to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by Purchaser and applied to the aggregate Repurchase Prices and any other amounts owing by Seller hereunder; Seller shall immediately deliver to Purchaser or its designee any and all original papers, records and files relating to the Purchased Assets subject to such Transaction then in its possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall become Property of Purchaser.

(ii)         Purchaser may (A) sell, on or following the Business Day following the date on which the Repurchase Price becomes due and payable pursuant to Section 18(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Purchaser may reasonably deem satisfactory, any or all or portions of the Purchased Assets on a servicing-released or servicing-retained basis, as Purchaser may determine in its sole discretion and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets (including the Servicing Rights in respect of sales on a servicing-retained basis) in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. Seller shall remain liable to Purchaser for any amounts that remain owing to Purchaser following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Assets shall be applied first to the reasonable costs and expenses including but not limited to legal fees incurred by Purchaser in connection with or as a result of an Event of Default; second to costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; fourth to all other Obligations; and fifth, to Seller.

(iii)        The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of these characteristics of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Purchaser may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Purchaser to liquidate any Purchased Asset upon the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or shall constitute a waiver of any right or remedy of Purchaser. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(iv)        Purchaser may terminate this Agreement.

(b)           Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller. In addition to their rights hereunder, Purchaser shall have the right to proceed against any of Seller’s assets which may be in the possession of Purchaser, any of Purchaser’s Affiliates or their designee (including Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Purchaser pursuant to this Agreement. Purchaser may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Mortgage Loans and all other sums or obligations owed by Purchaser to Seller or against all of Seller’s Obligations to Purchaser, or Seller’s obligations to Purchaser under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Purchaser’s right to recover any deficiency.

(c)           Purchaser shall have the right to obtain physical possession of the Records and all other files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Purchaser such assignments as Purchaser shall request.

(d)           Purchaser shall have the right to direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Purchaser determines appropriate, including, without limitation, using its rights under a power of attorney granted pursuant to Section 9(b) hereof.

(e)           Purchaser shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets or any portion thereof, collect the payments due with respect to the Purchased Assets or any portion thereof, and do anything that Purchaser is authorized hereunder to do. Seller shall pay all costs and expenses incurred by Purchaser in connection with the appointment and activities of such receiver, and such shall be deemed part of the Obligations hereunder.

(f)           Purchaser may, at its option, enter into one or more hedging transactions covering all or a portion of the Purchased Assets, and Seller shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against Purchaser relating to or arising out of such hedging transactions; including without limitation any losses resulting from such hedging transactions, and such shall be deemed part of the Obligations hereunder.

(g)           In addition to all the rights and remedies specifically provided herein, Purchaser shall have all other rights and remedies provided by applicable federal, state, foreign and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser/secured party under the Uniform Commercial Code.

Except as otherwise expressly provided in this Agreement, Purchaser shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind, other than as expressly set forth herein, all of which are hereby expressly waived by Seller.

Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Purchaser to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, or any guaranty thereof, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Seller shall be liable to Purchaser for the amount of all losses, costs and/or expenses (plus interest thereon at a rate equal to the Default Rate) which Purchaser may sustain or incur in connection with hedging transactions relating to the Purchased Assets, conduit advances and payments for mortgage insurance.

19.         DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Purchaser to exercise, and no delay by Purchaser in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Purchaser of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Purchaser provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Purchaser to exercise any of its rights under any other related document. Purchaser may exercise at any time after the occurrence of an Event of Default one or more remedies permitted hereunder, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies permitted hereunder.

20.         USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of ERISA shall be used by either party hereto in a Transaction.

21.         INDEMNITY

(a)           Seller agrees to indemnify and hold harmless Purchaser, Agent and their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred within thirty (30) days following receipt of an invoice therefor) any and all claims, damages, losses, liabilities, Taxes and Other Taxes (as provided in Section 8), increased costs (as provided in this Agreement) and all other related expenses including out-of-pocket expenses (including, without limitation, reasonable fees and expenses of outside counsel and audit and due diligence fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including without limitation, in connection with) (i) any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach by Seller of any representation or warranty or covenant in this Agreement or any other Program Document, and all actions taken pursuant thereto, (ii) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition, or any indemnity payable under the servicing agreement or other servicing arrangement, (iii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, (iv) the actual or alleged violation of any federal, state, municipal or local predatory lending laws, or (v) the reduction of the unpaid principal balance due to a cram down or similar action authorized by any bankruptcy proceeding or other case arising out of or relating to any petition under the Bankruptcy Code, in each case, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from such Indemnified Party’s gross negligence or willful misconduct or is the result of a claim made by Seller against the Indemnified Party, and Seller is ultimately the successful party in any resulting litigation or arbitration. Seller hereby agrees not to assert any claim against Purchaser or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(b)           If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Purchaser, in its sole discretion, and Seller shall remain liable for any such payments by Purchaser and such amounts shall be deemed part of the Obligations hereunder. No such payment by Purchaser shall be deemed a waiver of any of Purchaser’s rights under the Program Documents.

(c)           Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 21 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Purchaser against full payment therefor.

22.         WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Purchaser or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that they may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

23.         REIMBURSEMENT; SET-OFF

(a)           Seller agrees to pay on demand all reasonable out-of-pocket costs and expenses of Purchaser in connection with the initial and subsequent negotiation, modification, renewal and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of outside counsel for Purchaser with respect to advising Purchaser as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement and any other Program Document, with respect to negotiations with Seller or with other creditors of Seller arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto). Seller agrees to pay on demand, with interest at the Default Rate to the extent that an Event of Default has occurred, all costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements (and fees and disbursements of Purchaser’s outside counsel) expended or incurred by Purchaser in connection with the modification, renewal, amendment and enforcement (including any waivers) of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Purchaser and/or Custodian (without duplication to Purchaser) pursuant thereto or by refinancing or restructuring in the nature of a “workout.” Further, Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred and is continuing, all costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements (and fees and disbursements of Purchaser’s outside counsel) expended or incurred by Purchaser in connection with (a) the rendering of legal advice as to Purchaser’s rights, remedies and obligations under any of the Program Documents, (b) the collection of any sum which becomes due to Purchaser under any Program Document, (c) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, or (d) the protection, preservation or enforcement of any rights of Purchaser. For the purposes of this Section 23(a), attorneys’ fees shall include, without limitation, fees incurred in connection with the following: (1) discovery; (2) any motion, proceeding or other activity of any kind in connection with a bankruptcy proceeding or case arising out of or relating to any petition under Title 11 of the United States Code, as the same shall be in effect from time to time, or any similar law; (3) garnishment, levy, and debtor and third party examinations; and (4) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment. Any and all of the foregoing amounts referred to in this Section 23(a) shall be deemed a part of the Obligations hereunder. Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23(a) shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Purchaser against full payment therefor.

(b)           In addition to any rights and remedies of Purchaser under this Agreement and by law, Purchaser and its Affiliates shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable (whether at the stated maturity, by acceleration or otherwise) by Seller hereunder or under any Set Off Eligible Agreement, to set-off and appropriate and apply against such amount (subject to any existing limitations on recourse) any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, or any other credits, indebtedness or claims, in any currency, or any other collateral (in the case of collateral not in the form of cash or such other marketable or negotiable form, by selling such collateral in a recognized market therefor or as otherwise permitted by law or as may be in accordance with custom, usage or trade practice), in each case, whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Purchaser or any Affiliate thereof to or for the credit or the account of Seller except and to the extent that any of the same are held by Seller for the account of another Person. Purchaser may also (subject to any existing limitations on recourse) set-off cash and all other sums or obligations owed by Purchaser or its Affiliates to Seller hereunder or under any Set Off Eligible Agreement against all of Seller’s obligations to Purchaser or its Affiliates hereunder or under any Set Off Eligible Agreement, whether or not such obligations are then due. The exercise of any such right of set-off shall be without prejudice to Purchaser’s or its Affiliate’s right to recover any deficiency. Purchaser agrees to promptly notify Seller after any such set-off and application made by Purchaser; provided that the failure to give such notice shall not affect the validity of such set-off and application.

24.         FURTHER ASSURANCES

Seller agrees to do such further acts and things and to execute and deliver to Purchaser such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Purchaser and Agent to carry into effect the intent and purposes of this Agreement, to perfect the interests of Purchaser in the Purchased Assets or to better assure and confirm unto Purchaser its rights, powers and remedies hereunder.

25.         ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Assets and Additional Purchased Mortgage Loans, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity hereafter.

26.         TERMINATION

This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect Seller’s outstanding obligations to Purchaser at the time of such termination. Seller’s obligations to indemnify Purchaser pursuant to this Agreement and the other Program Documents shall survive the termination hereof.

27.         REHYPOTHECATION; ASSIGNMENT

(a)           Purchaser may, in its sole election, and without the consent of Seller engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Purchaser’s choice, in all cases subject to Purchaser’s obligation to re-convey the Purchased Assets (and not substitutes therefor) on the Repurchase Date, all at no cost to Seller. In the event Purchaser engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Purchaser shall have the right to assign to Purchaser’s counterparty any of the applicable representations or warranties in Exhibit B to this Agreement and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

(b)           The Program Documents and Seller’s rights and obligations thereunder are not assignable by Seller without the prior written consent of Purchaser. Any Person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller shall be a party, or any Person succeeding to the business of Seller, shall be the successor of Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. Without any requirement for further consent of Seller and at no cost or expense to Seller, each of Purchaser and Agent may, in its sole discretion, elect to assign or participate all or a portion of its rights and obligations under this Agreement and the Program Documents with a counterparty of Purchaser’s or Agent’s choice. Purchaser or Agent shall notify Seller of any such assignment and participation and shall maintain, for review by Seller upon written request, a register of assignees and participants and a copy of any executed assignment and acceptance by Purchaser or Agent and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Seller agrees that, for any such permitted assignment, Seller will cooperate with the prompt execution and delivery of documents reasonably necessary for such assignment process to the extent that Seller incurs no cost or expense that is not paid by Purchaser or Agent, as applicable. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Purchaser or Agent hereunder, and (b) Purchaser or Agent shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Purchaser or Agent which assumes the obligations of Purchaser or Agent hereunder or (ii) to another Person which assumes the obligations of Purchaser or Agent hereunder, be released from their obligations hereunder accruing thereafter and under the Program Documents.

(c)           Purchaser and Agent may distribute to any prospective assignee, participant or pledgee any document or other information delivered to Purchaser by Seller subject to the confidentiality restrictions contained in Section 35 hereof; accordingly, such prospective assignee, participant or pledgee shall be required to agree to confidentiality provisions similar to those set forth in Section 35.

28.         AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Seller, Purchaser and Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

29.         SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

30.         BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

31.         WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS

SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROGRAM DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS. SELLER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY ANOTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 31 AND TO SUCH PARTY’S ADDRESS SPECIFIED IN SECTION 34 OR SUCH OTHER ADDRESS AS SUCH PARTY SHALL HAVE PROVIDED IN WRITING TO THE OTHER PARTIES HERETO. NOTHING IN THIS SECTION 31 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

32.         SINGLE AGREEMENT

Seller, Purchaser and Agent acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller, Purchaser and Agent each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

33.         INTENT

Seller, Purchaser and Agent recognize that each of the Transactions and this Agreement is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code, or a “qualified financial contract” as that term is defined in the Federal Deposit Insurance Act, as applicable, and a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code.

It is understood that Purchaser’s right to liquidate, the Purchased Assets and terminate and accelerate the Transactions and this Agreement or to exercise any other remedies pursuant to Section 18 hereof is a contractual right to liquidate, terminate and accelerate the Transactions under a repurchase agreement, a securities contract, a master netting agreement, and a qualified financial contract as described in Sections 559, 555 and 561 of the Bankruptcy Code and Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable, and a contractual right to offset under a master netting agreement and across contracts, as described in Section 561 of the Bankruptcy Code. It is understood that Seller’s right to accelerate the Repurchase Date with respect to the Purchased Assets and any Transaction hereunder pursuant to Section 22 hereof is a contractual right to liquidate, terminate and accelerate the Transactions under a repurchase agreement, a securities contract, a master netting agreement, and a qualified financial contract as described in Sections 559, 555 and 561 of the Bankruptcy Code and Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable.

The parties hereby intend that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the individual Mortgage Loans shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A) and 101(47)(A)(v) of the Bankruptcy Code and part of the “contract” as such term is used in Section 741 of the Bankruptcy Code.

34.         NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, all notices required or permitted by this Agreement shall be in writing (including without limitation by Electronic Transmission, email or facsimile) and shall be effective and deemed delivered only when received by the party to which it is sent; provided that notices of Events of Default and exercise of remedies or under Sections 6 or 18 shall be sent via overnight mail and by electronic transmission. Any such notice shall be sent to a party at the address, electronic mail or facsimile transmission number set forth below:

if to Seller:	Five Oaks Acquisition Corp.
c/o Oak Circle Capital Partners LLC
540 Madison Avenue, 19th Floor
New York, New York 10022
Email: LOANOPS@oakcirclecapital.com
Telephone: (212) 257-5072
Facsimile: (212) 257-5099

if to Guarantor:	Five Oaks Investment Corp.
c/o Oak Circle Capital Partners LLC
540 Madison Avenue, 19th Floor
New York, New York 10022
Email: OPS@oakcirclecapital.com
Telephone: (212) 257-5072
Facsimile: (212) 257-5099

if to Purchaser:	Barclays Bank PLC – Mortgage Finance
745 Seventh Avenue, 4th Floor
New York, New York 10019
Attention: Joseph O’Doherty
Telephone: (212) 412-7990
Facsimile: (212) 412-7333
E-mail: joseph.o’doherty@barclayscapital.com

With a copy to:

Barclays Bank PLC – Legal Department
745 Seventh Avenue, 20th Floor
New York, New York 10019
Telephone: (212) 412-1494
Facsimile: (212) 412-1288

Barclays Capital – Operations
1301 Avenue of the Americas, 8th Floor
New York, NY 10019
Attention: Hánsel Nieves
Telephone: (212) 320-7370
Facsimile: (646) 845-6464
Email: hansel.nieves@barclayscapital.com

if to Agent:	Barclays Bank PLC – Mortgage Finance
745 Seventh Avenue, 4th Floor
New York, New York 10019
Attention: Joseph O’Doherty
Telephone: (212) 412-7990
Facsimile: (212) 412-7333
E-mail: joseph.o’doherty@barclayscapital.com

With a copy to:

Barclays Bank PLC – Legal Department
745 Seventh Avenue, 20th Floor
New York, New York 10019
Telephone: (212) 412-1494
Facsimile: (212) 412-1288

Barclays Capital – Operations
1301 Avenue of the Americas, 8th Floor
New York, NY 10019
Attention: Hánsel Nieves
Telephone: (212) 320-7370
Facsimile: (646) 845-6464
Email: hansel.nieves@barclayscapital.com

or to such other address, e-mail address or facsimile number as either party may notify to the others in writing from time to time.

35.         CONFIDENTIALITY

Seller, Purchaser and Agent each hereby acknowledge and agree that all written or computer-readable information provided by one party to the other in connection with the Program Documents or the Transactions contemplated thereby, including without limitation, Seller’s Mortgagor information in the possession of Purchaser (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) with prior (if feasible, and if not feasible, as promptly as possible) written notice to Purchaser, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) with prior (if feasible, and if not feasible, as promptly as possible) written notice to Purchaser, disclosure to any approved hedge counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (iv) with prior (if feasible) written notice to Purchaser, any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of clause (iv), Seller shall not file the Pricing Side Letter. Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

36.         DUE DILIGENCE

Subject to Section 14(v), (i) Purchaser, Agent or any of their respective agents, representatives or permitted assigns shall have the right, upon reasonable prior notice and during normal business hours, to conduct inspection and perform continuing due diligence reviews of (x) Seller, Guarantor and their respective Affiliates, directors, officers, employees and significant shareholders, including, without limitation, their respective financial condition and performance of its obligations under the Program Documents, and (y) the Servicing File and the Purchased Assets and (ii) Seller agrees promptly to provide Purchaser, Agent and their respective agents with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to Seller’s respective business, operations, servicing, financial condition, performance of their obligations under the Program Documents, the documents contained in the Servicing Files or the Purchased Assets or assets proposed to be sold hereunder in the possession, or under the control, of Seller. In addition, Seller shall also make available to Purchaser and/or Agent, upon reasonable prior notice and during normal business hours, a knowledgeable financial or accounting officer of Seller for the purpose of answering questions respecting any of the foregoing. Without limiting the generality of the foregoing, Seller acknowledges that Purchaser shall enter into transactions with Seller based solely upon the information provided by Seller to Purchaser and/or Agent and the representations, warranties and covenants contained herein, and that Purchaser and/or Agent, at its option, shall have the right at any time to conduct itself or through its agents, or require Seller to conduct quality reviews and underwriting compliance reviews of the individual Mortgage Loans at the expense of Seller. Any such diligence conducted by Purchaser and/or Agent shall not reduce or limit Seller’s representations, warranties and covenants set forth herein. Seller agrees to reimburse Purchaser and/or Agent for all reasonable out-of-pocket due diligence costs and expenses incurred pursuant to this Section 36.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller, Agent and Purchaser have caused their names to be signed to this Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

FIVE OAKS ACQUISITION CORP.,
as Seller

By:	/s/ Darren Comisso
Name:	Darren Comisso
Title:	Executive Vice President

FIVE OAKS INVESTMENT CORP.,
as Guarantor

By:	/s/ David Carroll
Name:	David Carroll
Title:	Chief Executive Officer

BARCLAYS BANK PLC, as Purchaser and Agent

By:	/s/ Ellen V. Kiernan
Name:	Ellen V. Kiernan
Title:	Director

Signature Page to Master Repurchase Agreement

EXHIBIT A

MONTHLY CERTIFICATION

I, _______________________, _______________________ of Five Oaks Acquisition Corp. (“Seller”), in accordance with that certain Master Repurchase Agreement (the “Agreement”), dated as of July 29, 2014, by and between Barclays Bank PLC, Five Oaks Investment Corp. and Seller do hereby certify that:

(i)	To the best of my knowledge, no Default or Event of Default has occurred and is continuing;

(ii)	Attached hereto as Schedule One is a schedule of each financial covenant that Seller is subject to under any agreement (other than this Agreement), and a calculation which demonstrates compliance with each such financial covenant; and

(iii)	Seller has complied with each of the covenants set forth in Section 14(g)(ii), as evidenced by the worksheet attached hereto as Schedule Two.

[Signature Page Follows]

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Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, I have signed this certificate.

Date: ____________________, 201[ ]

FIVE OAKS ACQUISITION CORP.

By:
Name:
Title:

[SEAL]

I, ________________________, ___________________ of Seller, do hereby certify that _____________________ is the duly elected or appointed, qualified and acting __________________of Seller, and the signature set forth above is the genuine signature of such officer on the date hereof.

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SCHEDULE ONE TO EXHIBIT A

OTHER FINANCIAL COVENANTS

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SCHEDULE TWO TO EXHIBIT B

FINANCIAL COVENANTS WORKSHEET

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EXHIBIT B

REPRESENTATIONS AND WARRANTIES
with respect to Mortgage Loans

Capitalized terms used but not defined in this Exhibit B have the meanings assigned to such terms in the Master Repurchase Agreement dated as of July 29, 2014 (the “Agreement”), by and between Barclays Bank PLC (“Purchaser” or “Agent”), Five Oaks Investment Corp. (“Guarantor”) and Five Oaks Acquisition Corp. (“Seller”). Seller and Guarantor hereby represent and warrant to Purchaser and Agent that, for each Mortgage Loan as of the related Purchase Date and the related Repurchase Date and on each date that such Mortgage Loan is subject to a Transaction:

(a)           All information provided to Purchaser by Seller, including without limitation the information set forth in Seller Mortgage Loan Schedule, with respect to the Mortgage Loan is true and correct in all material respects;

(b)           Such Mortgage Loan is an Eligible Mortgage Loan;

(c)           Such Mortgage Loan was owned solely by Seller, is not subject to any lien, claim or encumbrance, including, without limitation, any such interest pursuant to a loan or credit agreement for warehousing mortgage loans, and was originated or acquired by Seller, underwritten and serviced in accordance with Purchaser’s underwriting guidelines or such other underwriting guidelines as approved by Agent in its discretion, Accepted Servicing Practices and all applicable law and regulations, including without limitation the Federal Truth-in-Lending Act, the Real Estate Settlement Procedures Act, regulations issued pursuant to any of the aforesaid;

(d)           The improvements on the land securing such Mortgage Loan are and will be kept insured at all times by responsible insurance companies reasonably acceptable to Purchaser against fire and extended coverage hazards under policies, binders or certificates of insurance with a standard mortgagee clause in favor of Seller and its assigns, providing that such policy may not be canceled without prior notice to Seller. Any proceeds of such insurance shall be held in trust for the benefit of Purchaser. The scope and amount of such insurance shall satisfy Accepted Servicing Practices, and shall in all cases be at least equal to the lesser of (A) the principal amount of such Mortgage Loan or (B) the maximum amount permitted by applicable law, and shall not be subject to reduction below such amount through the operation of a coinsurance, reduced rate contribution or similar clause;

(e)           Each Mortgage is a valid first lien on the Mortgaged Property and is covered by an attorney’s opinion of title or by a policy of title insurance on a standard ALTA or similar lender’s form (or a binding commitment therefor) in favor of Seller and its assigns. Seller shall hold for the benefit of Purchaser such policy of title insurance, and, upon request of Purchaser, shall immediately deliver such policy to Purchaser or to Custodian on behalf of Purchaser;

(f)           A mortgage identification number (“MIN”) has been assigned by MERS and such MIN is accurately provided on Seller Mortgage Loan Schedule. Either the Mortgage is in favor of MERS or an Assignment of Mortgage to MERS has been duly and properly recorded;

(g)           Seller has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS;

(h)           There are no restrictions, contractual or governmental, which would impair the ability of Seller from servicing the Mortgage Loans;

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(i)           The terms of such Mortgage Loan may not result in Negative Amortization;

(j)           The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with Applicable Agency guidelines for such trusts;

(k)           Such Mortgage Loan is not a High Cost Mortgage Loan;

(l)           No predatory, abusive or deceptive lending practices, including but not limited to, the extension of credit to a Mortgagor without regard for the Mortgagor’s ability to repay the Mortgage Loan and the extension of credit to a Mortgagor which has no tangible net benefit to the Mortgagor, were employed in connection with the origination of the Mortgage Loan;

(m)           [Reserved.]

(n)           If such Mortgage Loan was pledged to another warehouse, credit, repurchase or other financing facility immediately prior to the related Purchase Date, (i) such pledge has been released immediately prior to, or concurrently with, the related Purchase Date hereunder and (ii) Purchaser has received a Warehouse Lender’s Release Letter in respect of such Mortgage Loan;

(o)           Such Mortgage Loan has not been released from the possession of Custodian under Section 9 of the Custodial Agreement to Seller or its bailee for a period in excess of thirty (30) calendar days (or if such thirtieth (30th) day is not a Business Day, the next succeeding Business Day) or such earlier time period as indicated on the related Request for Release of Documents;

(p)           Such Mortgage Loan is a MERS Designated Mortgage Loan;

(q)           Each Mortgage Loan has been fully disbursed and is secured by a first lien on an underlying property as a “closed-end” Mortgage Loan with no further disbursements required by any party;

(r)           The Mortgage Loan is not secured by property located in (a) a state where Seller is not licensed as a lender/mortgage banker or (b) a state that Purchaser has notified Seller is unacceptable due to a high cost, predatory lending or other law in such state;

(s)           The Mortgage Loan has not been converted to an ownership interest in real property through foreclosure or deed-in-lieu of foreclosure;

(t)           The Mortgage Loan relates to a Mortgaged Property that consists of (i) a detached single family dwelling, (ii) a two-to-four family dwelling, (iii) a one-family dwelling unit in a condominium project, (iv) a townhouse, or (v) a detached single family dwelling in a planned unit development none of which is a cooperative or commercial property; and is not related to a Mortgaged Property that consists of (a) mixed use properties, (b) log homes, (c) earthen homes, (d) underground homes, (e) mobile homes or manufactured housing units (whether or not secured by real property), (f) any dwelling situated on more than ten acres of property or (g) any dwelling situated on a leasehold estate;

(u)           The Mortgage Loan is not a Restricted Mortgage Loan;

(v)           The related Mortgagor under the related Mortgage Loan made its first scheduled Monthly Payment when it was due (inclusive of any applicable grace period), unless such time frame has not occurred yet;

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(w)          The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code and Treasury Regulations Section 1.860G-2(a)(1); and

(x)           The Mortgage Loan is both a “qualified mortgage” and a “qualified residential mortgage” as each such term is defined in the Dodd-Frank Act. Seller has made a reasonable and good faith determination that the Mortgagor with respect to each Mortgage Loan had, at the time of origination of such Mortgage Loan, a reasonable ability to repay the related Mortgage Loan in accordance with its terms in compliance with the Dodd-Frank Act.

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EXHIBIT C

FORM Of TRANSACTION NOTICE

[insert date]

Barclays Bank PLC

745 Seventh Avenue, 4th Floor

New York, New York 10019

Attention: Mary Logan

Re:	Master Repurchase Agreement, dated as of July 29, 2014 by and between Barclays Bank PLC (“Purchaser” and “Agent”), Five Oaks Investment Corp. and Five Oaks Acquisition Corp. (“Seller”)

Ladies/Gentlemen:

Reference is made to the above-referenced Master Repurchase Agreement (the “Repurchase Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning given them in the Repurchase Agreement).

In accordance with Section 3(c) of the Repurchase Agreement, the undersigned Seller hereby requests, and Purchaser agrees, to enter into a Transaction with us, in connection with our delivery of Eligible Mortgage Loans and all related Servicing Rights, on ____________________ [insert requested Purchase Date, which must be at least one (1) Business Day following the date of the request] (the “Purchase Date”), in connection with which we shall sell to you such Eligible Mortgage Loans on the Seller Mortgage Loan Schedule attached hereto. The unpaid principal balance of the Eligible Mortgage Loans is $________ and the Purchase Price shall be ______ [insert applicable Purchase Price]. Purchaser shall transfer to Seller an amount equal to $ _______ [insert amount which represents the Purchase Price net of any fees then due and payable by Seller to Purchaser pursuant to the Repurchase Agreement]. Seller agrees to repurchase such Purchased Asset on the Repurchase Date(s) at the Repurchase Price(s) listed below.

The Eligible Mortgage Loans have the characteristics on the electronic file or computer tape or disc delivered by Seller to Purchaser with respect thereto in connection with this Transaction Notice.

Seller hereby certifies, as of such Purchase Date, that:

(1)          no Default or Event of Default has occurred and is continuing on the date hereof (or to the extent existing, shall be cured after giving effect to such Transaction) nor will occur after giving effect to such Transaction as a result of such Transaction;

(2)          each of the representations and warranties made by Seller in or pursuant to the Program Documents is true and correct in all material respects on and as of such date as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

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(3)          Seller is in compliance with all governmental licenses and authorizations and are qualified to do business and are in good standing in all required jurisdictions, except as would not be reasonably likely to have a Material Adverse Effect; and

(4)          Seller has satisfied all applicable conditions precedent in Sections 10(a) and (b) of the Repurchase Agreement and all other requirements of the Program Documents.

The undersigned duly authorized officer of Seller further represents and warrants that (1) with respect to the Eligible Mortgage Loans subject to the Transaction requested herein, the documents constituting the Mortgage Loan Files (as defined in the Custodial Agreement), as more specifically identified on the Seller Mortgage Loan Schedule delivered to Purchaser and Custodian in connection herewith (the “Receipted Assets”), have been or are hereby submitted to Custodian and such required documents are to be held by Custodian for Purchaser, (2) all other documents related to such Receipted Assets (including, but not limited to, mortgages, insurance policies, loan applications and appraisals) have been or will be created and held by Seller for Purchaser, (3) all documents related to such Receipted Assets withdrawn from Custodian shall be held by Seller for Purchaser, and (4) upon Purchaser’s wiring of the Purchase Price pursuant to Section 3(b) of the Repurchase Agreement, Purchaser will have agreed to the terms of the Transaction as set forth herein and purchased the Receipted Assets from Seller.

Seller hereby represents and warrants that (x) the Receipted Assets have an unpaid principal balance as of the date hereof of $__________ and (y) the number of Receipted Assets is ______.

Very truly yours,

FIVE OAKS ACQUISITION CORP.

By:
Name:
Title:

C - 2

EXHIBIT D

FORM OF GOODBYE LETTER

«Primary_Borrower»                                                                                            [_______] [__], 201[  ]

«Mailing_address_line_1»

«Mail_city», «Mail_state» «Mail_zip»

RE:	Transfer of Mortgage Loan Servicing
Mortgage Loan «Account_number»

Dear Customer:

[_____] is the present servicer of your mortgage loan. Effective [Date] the servicing of your mortgage will be transferred to _______. This transfer does not affect the terms and conditions of your mortgage, other than those directly related to servicing. Because of the change in servicer, we are required to provide you with this disclosure.

[_____] cannot accept any payments received after [Date]. Effective [Date], all payments are to be made to __________. Any payments received by [_____] after [Date] will be forwarded to _________________. ___________________ will be contacting you shortly with payment instructions. Please make future payments to:

_______________________

Attn:  ______________

[Address]

If you currently make payments by an automatic checking or savings account deduction, that service will discontinue effective with the transfer date. After the servicing transfer, you may request this service from _____________.

In [Date], you will receive a statement from [_____] reflecting the amount, if any, of the interest and taxes paid on your behalf in 201[ ]. A similar statement will be sent __________________ for the period beginning [Date] through year-end. Both statements must be added together for income tax purposes.

If you have any questions concerning your account through [Date], you should continue to contact [_____], at <Servicer’s Phone Number>, <HOURS OF OPERATION>. Questions after the transfer date should be directed to ___________________Customer Service Department at 1-800-_____________, Monday – Friday, 7 a.m. – 7 p.m. EST.

Sincerely,

Loan Servicing Department

[_____]

D - 1

NOTICE OF ASSIGNMENT, SALE OR TRANSFER

OF SERVICING RIGHTS

You are hereby notified that the servicing of your mortgage loan, that is the right to collect payments from you, is being assigned, sold or transferred.

The assignment, sale or transfer of the servicing of the mortgage loan does not affect any term or condition of the mortgage instruments, other than the terms directly related to the servicing of your loan.

Except in limited circumstances, the law requires that your present servicer send you a notice at least 15 days before the effective date, or at closing. Your new servicer must also send you this notice no later than 15 days after this effective date.

This notification is a requirement of Section 6 of the Real Estate Settlement Procedures Act (RESPA) (12 U.S.C. 2605). You should also be aware of the following information, which is set out in more detail in Section 6 of RESPA (12 U.S.C. 2605).

During the 60 day period following the effective date of the transfer of the loan servicing, a loan payment received by your old servicer before its due date may not be treated by the new loan servicer as late, and a late fee may not be imposed upon you.

Section 6 of RESPA (12 U.S.C. 2605) gives you certain consumer rights. If you send a “qualified written request” to you loan servicer concerning the servicing of your loan, your servicer must provide you with a written acknowledgement within 20 Business Days of receipt of your request. A “qualified written request” is written correspondence, other than notice on a payment coupon or other payment medium supplied by the servicer, which includes your name and account number and your reasons for the request. If you want to send a “qualified written request” regarding the servicing of your loan, it must be sent to this address:

___________________

[Address]

No later than 60 Business Days after receiving your request, your servicer must make any appropriate corrections to your account, and must provide you with a written clarification regarding any dispute. During this 60 Business Day period, your servicer may not provide information to a consumer reporting agency concerning any overdue payment related to such period or qualified written request. However, this does not prevent the servicer from initiating foreclosure if proper grounds exist under the mortgage documents.

A Business Day is any day excluding legal public holidays (State or federal), Saturday and Sunday.

Section 6 of RESPA also provides for damages and costs for individuals or classes of individuals, in circumstances where servicers are shown to have violated the requirements of that Section. You should seek legal advice if you believe your rights have been violated.

MIRANDA DISCLOSURE – For your protection, please be advised that we are attempting to collect a debt and any information obtained will be used for that purpose. Calls will be monitored and recorded for quality assurance purposes. If you do not wish for your call to be recorded please notify the customer service associate when calling.

D - 2

BANKRUPTCY INSTRUCTION – Attention to any customer in Bankruptcy or who has received a bankruptcy discharge of this debt. Please be advised that this letter constitutes neither a demand for payment of the captioned debt nor a notice of personal liability to any recipient hereof who might have received a discharge of such debt in accordance with applicable bankruptcy laws or who might be subject to the automatic stay of Section 362 of the United States Bankruptcy Code. However, it may be a notice of possible enforcement of our lien against the collateral property, which has not been discharged in your bankruptcy.

D - 3

EXHIBIT E

FORM OF WAREHOUSE LENDER’S RELEASE

(Date)

Barclays Bank PLC – Mortgage Finance

745 Seventh Avenue, 4th Floor

New York, New York 10019

Attention: Joseph O’Doherty

Barclays Bank PLC – Legal Department

745 Seventh Avenue, 20th Floor

New York, New York 10019

Barclays Capital – Operations

1301 Avenue of the Americas, 8th Floor

New York, NY 10019

Attention: Hánsel Nieves

Five Oaks Acquisition Corp.
c/o Oak Circle Capital Partners LLC
540 Madison Avenue, 19th Floor
New York, New York 10022

Five Oaks Investment Corp.
c/o Oak Circle Capital Partners LLC
540 Madison Avenue, 19th Floor
New York, New York 10022

Re: Certain Assets Identified on Schedule A hereto and owned by Five Oaks Acquisition Corp.

Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Master Repurchase Agreement, dated as of July 29, 2014 (the “Repurchase Agreement”), between Barclays Bank PLC, Five Oaks Investment Corp. and Five Oaks Acquisition Corp.

The undersigned hereby releases all right, interest, lien or claim of any kind with respect to the Mortgage Loans described in the attached Schedule A, such release to be effective automatically without any further action by any party upon receipt by Barclays Bank PLC in immediately available funds of $__________________, in accordance with the following wire instructions:

[                             ]

Very truly yours,

[WAREHOUSE LENDER]

By:
Name:
Title:

E - 1

[Schedule A to exhibit E – List of Assets to be Released]

E - 2

EXHIBIT F

[RESERVED]

F - 1

EXHIBIT G

[RESERVED]

G - 1

EXHIBIT H

form of SELLER mortgage loan schedule

[SEE ATTACHED]

H - 1

EXHIBIT I

EXISTING INDEBTEDNESS

I - 1